Exhibit 99(c)

Revised Management’s Discussion and Analysis of Financial Condition and Results of Operations.

Operations

In the accompanying analysis of financial information, we sometimes use information derived from consolidated financial information but not presented in our financial statements prepared in accordance with U.S. generally accepted accounting principles (GAAP). Certain of these data are considered “non-GAAP financial measures” under the U.S. Securities and Exchange Commission (SEC) rules. For such measures, we have provided supplemental explanations and reconciliations in the Supplemental Information section.

We present Management’s Discussion of Operations in four parts: Overview of Our Earnings from 2009 through 2011, Global Risk Management, Segment Operations and Geographic Operations. Unless otherwise indicated, we refer to captions such as revenues and earnings from continuing operations attributable to General Electric Capital Corporation (GE Capital or GECC) simply as “revenues” and “earnings” throughout this Management’s Discussion and Analysis. Similarly, discussion of other matters in our consolidated financial statements relates to continuing operations unless otherwise indicated.

On February 22, 2012, our former parent, General Electric Capital Services, Inc. (GECS), merged with and into GECC. Upon the merger, GECC became the surviving corporation and assumed all of GECS’ rights and obligations and became wholly-owned directly by General Electric Company (GE Company or GE). GECC’s continuing operations now include the run-off insurance operations previously held and managed in our former parent, GECS, and which are reported in corporate items and eliminations. The operating businesses that are reported as segments, including Commercial Lending and Leasing (CLL), Consumer, Real Estate, Energy Financial Services and GE Capital Aviation Services (GECAS), are not affected by the merger.

Because both GECS and GECC were wholly-owned either directly or indirectly by GE, the merger was accounted for as a transfer of assets between entities under common control. Transfers of net assets or exchanges of shares between entities under common control are accounted for at historical value, and as if the transfer occurred at the beginning of the period. Prior periods are retrospectively adjusted to furnish comparative information.

In addition, during the first quarter of 2012, we announced the planned disposition of the Consumer mortgage lending business in Ireland (Consumer Ireland). This disposition is reported as a discontinued operation, which requires retrospective restatement of prior periods to classify the assets, liabilities and operations of the business as discontinued operations.

Overview of Our Earnings from 2009 through 2011

Our earnings increased to $6.6 billion in 2011 and $3.1 billion in 2010 due to the continued stabilization in the overall economic environment. Over the last several years, we tightened underwriting standards, shifted teams from origination to collection and maintained a proactive risk management focus. This, along with recent increased stability in the financial markets, contributed to lower losses and a significant increase in segment profit in 2011 and 2010. GE also reduced the GE Capital ending net investment (ENI), excluding cash and equivalents, from $513 billion at January 1, 2009 to $445 billion at December 31, 2011. We are a diversely funded and smaller, more focused finance company with strong positions in several commercial mid-market and consumer financing segments.

CLL (38% and 40% of total three-year revenues and segment profit, respectively) earnings increased by $1.2 billion in 2011 and by $0.6 billion in 2010, reflecting lower delinquencies, losses and impairments. CLL continues to originate at higher margins and apply its disciplined risk management practices while integrating acquisitions to the portfolio and reducing costs through technology and productivity in order to grow in 2012 and beyond by reinvesting in higher returning core businesses. During 2011, we completed the sale of our CLL marine container leasing business, which consists of our controlling interests in the GE SeaCo joint venture along with other owned marine container assets, and our CLL trailer fleet services business in Mexico. The most significant acquisitions affecting CLL results in 2009 were CitiCapital and Interbanca S.p.A. The acquisitions collectively contributed $1.7 billion and $0.4 billion to 2009 revenues and net earnings, respectively. Also during 2009, we recorded a gain on the sale of a limited partnership interest in Penske Truck Leasing Co., L.P. (PTL) and a related gain on the remeasurement of the retained interest to fair value totaling $0.3 billion.

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Consumer (34% and 59% of total three-year revenues and total segment profit, respectively) earnings increased by $1.1 billion in 2011 and by $1.3 billion in 2010, reflecting lower delinquencies, losses and impairments. In response, Consumer continued to reassess strategic alternatives and tighten underwriting, increased focus on collection effectiveness and adjusted reserve levels in response to when it is probable that losses have been incurred in the respective portfolios. During 2011, we completed the sale of our U.S. recreational vehicle and marine equipment finance business (Consumer RV Marine), Consumer Mexico, Consumer Singapore, our Consumer home lending operations in Australia and New Zealand (Australian Home Lending) and our Consumer business in Canada. Also, during 2011, we sold a substantial portion of our Garanti Bank equity investment and recorded a pre-tax gain of $0.7 billion. During 2010, we completed the sale of our Central American bank and card business, BAC Credomatic GECF, Inc. (BAC). During 2009, we completed the sale of our Consumer businesses in Austria and Finland, the credit card and auto businesses in the U.K., the credit card business in Ireland and acquired a controlling interest in BAC.

Real Estate (8% and (32)% of total three-year revenues and total segment profit, respectively) earnings increased by $0.8 billion in 2011 and declined by $0.2 billion in 2010. In response to the real estate and credit market decline that began in 2008, Real Estate re-aligned its business strategy to a longer-term hold model utilizing its operating skills and global asset management resources to maximize existing portfolio value. During 2011, commercial real estate markets showed signs of improved stability; however, the pace of improvement varied significantly by asset class and market and the long-term outlook remains uncertain. Given the current market conditions, there continues to be risk and uncertainty surrounding commercial real estate values, and despite indications of some market improvement, real estate liquidity remains limited in certain markets. Slow economic recovery could result in a continuation of elevated delinquency levels, provisions for losses on financing receivables and real estate investment impairments, which could result in further earnings declines.

Energy Financial Services (4% and 8% of total three-year revenues and total segment profit, respectively) earnings increased by $0.1 billion in 2011 and by $0.2 billion in 2010. Energy Financial Services has over $18 billion in energy investments, often financed for 20 to 30 year terms, about 13% of the assets held outside of the U.S.

GECAS (10% and 26% of total three-year revenues and total segment profit, respectively) is a leader in commercial aircraft leasing and finance. In a competitive and challenging environment, this business’ earnings decreased by an insignificant amount in 2011 after increasing by $0.2 billion in 2010. At December 31, 2011, we owned 1,536 commercial aircraft, of which all but two were on lease, and we held $22.2 billion (list price) of multiple-year orders for various Boeing, Airbus and other aircraft, including 90 aircraft ($5.6 billion list price) scheduled for delivery in 2012, all under agreement to commence operations with commercial airline customers.

Overall, acquisitions contributed $0.3 billion, $0.2 billion and $2.1 billion to total revenues in 2011, 2010 and 2009, respectively, excluding the effects of acquisition gains following our adoption of an amendment to Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 810, Consolidation. Our earnings included $0.1 billion, $0.1 billion and $0.4 billion in 2011, 2010 and 2009, respectively, from acquired businesses. We integrate acquisitions as quickly as possible. Only revenues and earnings from the date we complete the acquisition through the end of the fourth following quarter are attributed to such businesses. Dispositions also affected our ongoing results through lower revenues of $1.1 billion, $2.1 billion and $4.5 billion in 2011, 2010 and 2009, respectively. This resulted in lower earnings of an insignificant amount and $0.3 billion in 2011 and 2010, respectively, and higher earnings of $0.3 billion in 2009.

Significant matters relating to our Statement of Earnings are explained below.

Discontinued Operations. Consistent with our goal of reducing GECC ENI and focusing our businesses on selective financial services products where we have domain knowledge, broad distribution, and the ability to earn a consistent return on capital, while managing our overall balance sheet size and risk, in 2012, we announced the planned disposition of Consumer Ireland and in 2011, we sold Consumer RV Marine, Consumer Mexico, Consumer Singapore and Australian Home Lending. Discontinued operations also includes BAC, our U.S. mortgage business (WMC) and GE Money Japan (our Japanese personal loan business, Lake, and our Japanese mortgage and card businesses, excluding our investment in GE Nissen Credit Co., Ltd.). All of these operations were previously reported in the Consumer segment.

We reported the operations described above as discontinued operations for all periods presented. For further information about discontinued operations, see Segment Operations – Discontinued Operations and Note 2 to the consolidated financial statements.

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Interest on borrowings amounted to $13.9 billion, $14.5 billion and $16.8 billion in 2011, 2010 and 2009, respectively. Average borrowings declined from 2010 to 2011 and from 2009 to 2010, in line with changes in average assets. Interest rates have decreased over the three-year period primarily attributable to declining global benchmark interest rates. Our average borrowings were $453.2 billion, $472.6 billion and $484.9 billion in 2011, 2010 and 2009, respectively. Our average composite effective interest rate was 3.1% in 2011, 3.1% in 2010 and 3.5% in 2009. In 2011, our average assets of $592.9 billion were 3% lower than in 2010, which in turn were 3% lower than in 2009. See the Liquidity and Borrowings section for a discussion of liquidity, borrowings and interest rate risk management.

Income taxes have a significant effect on our net earnings. As a global commercial enterprise, our tax rates are affected by many factors, including our global mix of earnings, the extent to which those global earnings are indefinitely reinvested outside the United States, legislation, acquisitions, dispositions and tax characteristics of our income. Our tax rates are also affected by tax incentives introduced in the U.S. and other countries to encourage and support certain types of activity. Our tax returns are routinely audited and settlements of issues raised in these audits sometimes affect our tax provisions.

Our effective income tax rate is lower than the U.S. statutory rate primarily because of benefits from lower-taxed global operations, including the use of global funding structures. There is a tax benefit from global operations as non-U.S. income is subject to local country tax rates that are significantly below the 35% U.S. statutory rate. These non-U.S. earnings have been indefinitely reinvested outside the U.S. and are not subject to current U.S. income tax. The rate of tax on our indefinitely reinvested non-U.S. earnings is below the 35% U.S. statutory rate because we have significant business operations subject to tax in countries where the tax on that income is lower than the U.S. statutory rate and because GECC funds the majority of its non-U.S. operations through foreign companies that are subject to low foreign taxes.

We expect our ability to benefit from non-U.S. income taxed at less than the U.S. rate to continue subject to changes of U.S. or foreign law, including, as discussed in Note 10 to the consolidated financial statements, the expiration of the U.S. tax law provision deferring tax on active financial services income. In addition, since this benefit depends on management’s intention to indefinitely reinvest amounts outside the U.S., our tax provision will increase to the extent we no longer indefinitely reinvest foreign earnings.

Our benefits from lower taxed global operations were slightly lower at $1.1 billion in 2011 principally because of lower earnings in our operations subject to tax in countries where the tax on that income is lower than the U.S. statutory rate partially offset by a decrease in losses for which there was not a full tax benefit. To the extent global interest rates and operating income increase we would expect tax benefits to increase, subject to management’s intention to indefinitely reinvest those earnings.

Our benefit from lower taxed global operations included the effect of the lower foreign tax rate on our indefinitely reinvested non-U.S. earnings which provided a tax benefit of $1.3 billion in 2011 and $1.5 billion in 2010. The tax benefit from non-U.S. income taxed at a local country rather than the U.S. statutory tax rate is reported in the effective tax rate reconciliation in the line “Tax on global activities including exports.”

Our benefits from lower taxed global operations declined to $1.2 billion in 2010 from $2.4 billion in 2009, principally because of lower earnings in our operations subject to tax in countries where the tax on that income is lower than the U.S. statutory rate and from losses for which there was not a full tax benefit. These decreases also reflected management’s decision in 2009 to indefinitely reinvest prior year earnings outside the U.S.

GE and GECC file a consolidated U.S. federal income tax return. This enables GE to use GECC tax deductions and credits to reduce the tax that otherwise would have been payable by GE. The GECC effective tax rate for each period reflects the benefit of these tax reductions in the consolidated return. GE makes cash payments to GECC for these tax reductions at the time GE’s tax payments are due. The effect of GECC on the amount of the consolidated tax liability from the formation of the NBC Universal (NBCU) joint venture will be settled in cash when GECC tax deductions and credits otherwise would have reduced the liability of the group absent the tax on joint venture formation.

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Our effective tax rate was 11.8% in 2011, compared with (45.8)% in 2010 and 148.7% in 2009. Comparing a tax benefit to pre-tax income resulted in a negative tax rate in 2010. Comparing a tax benefit to a pre-tax loss results in the positive tax rate in 2009. The GECC tax expense of $0.9 billion in 2011 increased by $1.9 billion from a $1.0 billion benefit in 2010. The higher 2011 tax expense resulted principally from higher pre-tax income in 2011 than in 2010, which increased pre-tax income $5.5 billion and increased the expense ($1.9 billion). Also increasing the expense was a benefit from resolution of the 2006-2007 Internal Revenue Service (IRS) audit ($0.2 billion) that was less than the benefit from resolution of the 2003-2005 IRS audit ($0.3 billion) both of which are reported in the caption “All other-net” in the effective tax rate reconciliation in Note10 to the consolidated financial statements.

The tax benefit of $3.9 billion in 2009 decreased by $2.9 billion to $1.0 billion in 2010. The lower 2010 tax benefit resulted in large part from the change from a pre-tax loss in 2009 to pre-tax income in 2010, which increased pre-tax income $4.8 billion and decreased the benefit ($1.7 billion), the non-repeat of the one-time benefit related to the 2009 decision (discussed below) to indefinitely reinvest undistributed prior year non-U.S. earnings ($0.7 billion), and a decrease in lower-taxed global operations in 2010 as compared to 2009 ($0.5 billion) caused in part by an increase in losses for which there was not a full tax benefit, including an increase in the valuation allowance associated with the deferred tax asset related to the 2008 loss on the sale of GE Money Japan ($0.2 billion). These lower benefits were partially offset by the benefit from the resolution of the 2003-2005 IRS audit ($0.3 billion).

Global Risk Management

A disciplined approach to risk is important in a diversified organization like ours in order to ensure that we are executing according to our strategic objectives and that we only accept risk for which we are adequately compensated. We evaluate risk at the individual transaction level, and evaluate aggregated risk at the customer, industry, geographic and collateral-type levels, where appropriate.

Risk assessment and risk management are the responsibility of management. The GE Board of Directors (Board) has oversight for risk management with a focus on the most significant risks facing the company, including strategic, operational, financial and legal and compliance risks. At the end of each year, management and the Board jointly develop a list of major risks that GE plans to prioritize in the next year. Throughout the year, the Board and the committees to which it has delegated responsibility dedicate a portion of their meetings to review and discuss specific risk topics in greater detail. Strategic, operational and reputational risks are presented and discussed in the context of the CEO’s report on operations to the Board at regularly scheduled Board meetings and at presentations to the Board and its committees by the vice chairmen, chief risk officer (CRO), general counsel and other employees. The Board has delegated responsibility for the oversight of specific risks to Board committees as follows:

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In 2011, the Board established a Risk Committee. This Committee oversees GE’s risk management of key risks, including strategic, operational (including product risk), financial (including credit, liquidity and exposure to broad market risk) and reputational risks, and the guidelines, policies and processes for monitoring and mitigating such risks. Starting in 2011, as part of its overall risk oversight responsibilities for GE, the Risk Committee also began overseeing risks related to GE Capital, which previously was subject to direct Audit Committee oversight.

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The Audit Committee oversees GE’s and GE Capital’s policies and processes relating to the financial statements, the financial reporting process, compliance and auditing. The GE Audit Committee monitors ongoing compliance issues and matters, and also annually conducts an assessment of compliance issues and programs.

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The Public Responsibilities Committee oversees risk management related to GE’s public policy initiatives, the environment and similar matters, and monitors GE’s environmental, health and safety compliance.

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The Management Development and Compensation Committee oversees the risk management associated with management resources, structure, succession planning, management development and selection processes, and includes a review of incentive compensation arrangements to confirm that incentive pay does not encourage unnecessary risk taking and to review and discuss, at least annually, the relationship between risk management policies and practices, corporate strategy and senior executive compensation.

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•	The Nominating and Corporate Governance Committee oversees risk related to the company’s governance structure and processes and risks arising from related person transactions.

The GE Board’s risk oversight process builds upon management’s risk assessment and mitigation processes, which include standardized reviews of long-term strategic and operational planning; executive development and evaluation; code of conduct compliance under GE’s The Spirit & The Letter; regulatory compliance; health, safety and environmental compliance; financial reporting and controllership; and information technology and security. GE’s CRO is responsible for overseeing and coordinating risk assessment and mitigation on an enterprise-wide basis. The CRO leads the Corporate Risk Function and is responsible for the identification of key business risks, providing for appropriate management of these risks within GE Board guidelines, and enforcement through policies and procedures. Management has two committees to further assist it in assessing and mitigating risk. The Corporate Risk Committee (CRC) meets periodically, is chaired by the CRO and comprises the Chairman and CEO, vice chairmen, general counsel and other senior level business and functional leaders. It has principal responsibility for evaluating and addressing risks escalated to the CRO and Corporate Risk Function. The Policy Compliance Review Board met 15 times in 2011, is chaired by the company’s general counsel and includes the chief financial officer and other senior level functional leaders. It has principal responsibility for monitoring compliance matters across the company.

GE's Corporate Risk Function leverages the risk infrastructures in each of our businesses, which have adopted an approach that corresponds to the company’s overall risk policies, guidelines and review mechanisms. Our risk infrastructure operates at the business and functional level and is designed to identify, evaluate and mitigate risks within each of the following categories:

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Strategic. Strategic risk relates to the company’s future business plans and strategies, including the risks associated with the markets and industries in which we operate, demand for our products and services, competitive threats, technology and product innovation, mergers and acquisitions and public policy.

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Operational. Operational risk relates to risks (systems, processes, people and external events) that affect the operation of our businesses. It includes product life cycle and execution, product safety and performance, information management and data protection and security, business disruption, human resources and reputation.

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Financial. Financial risk relates to our ability to meet financial obligations and mitigate credit risk, liquidity risk and exposure to broad market risks, including volatility in foreign currency exchange rates and interest rates and commodity prices. Liquidity risk is the risk of being unable to accommodate liability maturities, fund asset growth and meet contractual obligations through access to funding at reasonable market rates, and credit risk is the risk of financial loss arising from a customer or counterparty failure to meet its contractual obligations. We face credit risk in our industrial businesses, as well as in our GE Capital investing, lending and leasing activities and derivative financial instruments activities.

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Legal and Compliance. Legal and compliance risk relates to risks arising from the government and regulatory environment and action, compliance with integrity policies and procedures, including those relating to financial reporting, environmental health and safety, and intellectual property risks. Government and regulatory risk includes the risk that the government or regulatory actions will impose additional cost on us or cause us to have to change our business models or practices.

Risks identified through our risk management processes are prioritized and, depending on the probability and severity of the risk, escalated to the CRO. The CRO, in coordination with the CRC, assigns responsibility for the risks to the business or functional leader most suited to manage the risk. Assigned owners are required to continually monitor, evaluate and report on risks for which they bear responsibility. Enterprise risk leaders within each business and corporate function are responsible to present to the CRO and CRC risk assessments and key risks at least annually. We have general response strategies for managing risks, which categorize risks according to whether the company will avoid, transfer, reduce or accept the risk. These response strategies are tailored to ensure that risks are within acceptable GE Board general guidelines.

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Depending on the nature of the risk involved and the particular business or function affected, we use a wide variety of risk mitigation strategies, including delegation of authorities, standardized processes and strategic planning reviews, operating reviews, insurance, and hedging. As a matter of policy, we generally hedge the risk of fluctuations in foreign currency exchange rates, interest rates and commodity prices. GE’s service businesses employ a comprehensive tollgate process leading up to and through the execution of a contractual service agreement to mitigate legal, financial and operational risks. Furthermore, we centrally manage some risks by purchasing insurance, the amount of which is determined by balancing the level of risk retained or assumed with the cost of transferring risk to others. We manage the risk of fluctuations in economic activity and customer demand by monitoring industry dynamics and responding accordingly, including by adjusting capacity, implementing cost reductions and engaging in mergers, acquisitions and dispositions.

GE Capital Risk Management and Oversight

GE Capital has a robust risk infrastructure and robust processes to manage risks related to its businesses, and the GE Corporate Risk Function relies upon them in fulfilling its mission.

The GE Risk Committee was established to oversee GE Capital’s risk appetite, risk assessment and management processes previously undertaken by the GE Audit Committee.  The GECC Board of Directors oversees the GE Capital risk management framework, and approves all significant acquisitions and dispositions as well as significant borrowings and investments. The GECC Board of Directors exercises control over investment activities in the business units through delegations of authority. All participants in the GE Capital risk management process must comply with approval limits established by the GECC Board.

The Enterprise Risk Management Committee (ERMC), which comprises the most senior leaders in GE Capital as well as the GE CRO, oversees the implementation of the GE Capital’s risk appetite, and senior management’s establishment of appropriate systems (including policies, procedures, and management committees) to ensure enterprise risks are effectively identified, measured, monitored, and controlled. Day to day risk oversight for GE Capital is provided by an independent global risk management organization which includes the GE Capital corporate function in addition to risk officers embedded in the individual business units. The Risk Leaders in the business units have dual reporting relationships, reporting both into the local business management and also to the GE Capital corporate-level function leader, which further strengthens their independence.

GE Capital’s risk management approach rests upon three major tenets: a broad spread of risk based on managed exposure limits; senior, secured commercial financings; and a hold-to-maturity model with transactions underwritten to “on-book” standards. Dedicated risk professionals across the businesses include underwriters, portfolio managers, collectors, environmental or engineering specialists, and specialized asset managers. The senior risk officers have, on average, over 25 years of experience.

GE Capital manages risk categories identified in GE Capital’s business environment, which if materialized, could prevent GE Capital from achieving its risk objectives and/or result in losses. These risks are defined as GE Capital’s Enterprise Risk Universe, which includes the following risks: strategic (including earnings and capital), liquidity, credit, market and operational (including financial, compliance, information technology, human resources and legal). Reputational risk is considered and managed across each of the categories. GE Capital has made significant investments in resources to enhance its risk management infrastructure, in particular with regard to compliance, market and operational risk, liquidity and capital management.

GE Capital’s Corporate Risk function, in consultation with the ERMC, updates the Enterprise Risk Appetite Statement annually.  This document articulates the enterprise risk objectives, its key universe of risks and the supporting limit structure. GE Capital’s risk appetite is determined relative to its desired risk objectives, including, but not limited to credit ratings, capital levels, liquidity management, regulatory assessments, earnings, dividends and compliance. GE Capital determines its risk appetite through consideration of portfolio analytics, including stress testing and economic capital measurement, experience and judgment of senior risk officers, current portfolio levels, strategic planning, and regulatory and rating agency expectations.

The Enterprise Risk Appetite is presented to the GECC Board and the GE Risk Committee for review and approval at least annually. On a quarterly basis, the status of GE Capital’s performance against these limits is reviewed by the GE Risk Committee.

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GE Capital acknowledges risk-taking as a fundamental characteristic of providing financial services.  It is inherent to its business and arises in lending, leasing and investment transactions undertaken by GE Capital. GE Capital utilizes its risk capacity judiciously in pursuit of its strategic goals and risk objectives.

GE Capital uses stress testing for risk, liquidity and capital adequacy assessment and management purposes, and as an integral part of GE Capital’s overall planning processes. Stress testing results inform key strategic portfolio decisions such as capital allocation, assist in developing the risk appetite and limits, and help in assessing product specific risk to guide the development and modification of product structures. The ERMC approves the high-level scenarios for, and reviews the results of, GE Capital-wide stress tests across key risk areas, such as credit and investment, liquidity and market risk. Stress test results are also expressed in terms of impact to capital levels and metrics, and that information is reviewed with the GECC Board and the GE Risk Committee at least twice a year. Stress testing requirements are set forth in GE Capital’s approved risk policies. Key policies, such as the Enterprise Risk Management Policy, the Enterprise Risk Appetite Statement and the Liquidity and Capital Management policies are approved by the GECC Board and the GE Risk Committee at least annually. GE Capital, in coordination with and under the oversight of the GE CRO, provides risk reports to the GE Risk Committee. At these meetings, which occur at least four times a year, GE Capital senior management focuses on the risk strategy and the risk oversight processes used to manage the elements of risk managed by the ERMC.

Operational risks are inherent in GE Capital’s business activities and are typical of any large enterprise. GE Capital’s Operational Risk Management program seeks to effectively manage operational risk to reduce the potential for significant unexpected losses, and to minimize the impact of losses experienced in the normal course of business.

Additional information about our liquidity and how we manage this risk can be found in the Financial Resources and Liquidity section. Additional information about our credit risk and our portfolio can be found in the Financial Resources and Liquidity and Critical Accounting Estimates sections. Additional information about our market risk and how we manage this risk can be found in the Financial Resources and Liquidity section.

Segment Operations

Our five segments are focused on the broad markets they serve: CLL, Consumer, Real Estate, Energy Financial Services and GECAS. The Chairman allocates resources to, and assesses the performance of, these five businesses. In addition to providing information on segments in their entirety, we have also provided supplemental information for the geographic regions within the CLL segment for greater clarity.

GECC corporate items and eliminations include unallocated Treasury and Tax operations; Trinity, a group of sponsored special purpose entities; certain consolidated liquidating securitization entities; the effects of eliminating transactions between operating segments; results of our run-off insurance operations remaining in continuing operations attributable to GECC; underabsorbed corporate overhead; certain non-allocated amounts determined by the Chairman; and a variety of sundry items. GECC corporate items and eliminations is not an operating segment. Rather, it is added to operating segment totals to reconcile to consolidated totals on the financial statements.

Segment profit is determined based on internal performance measures used by the Chairman to assess the performance of each business in a given period. In connection with that assessment, the Chairman may exclude matters such as charges for restructuring; rationalization and other similar expenses; in-process research and development and certain other acquisition-related charges and balances; technology and product development costs; certain gains and losses from acquisitions or dispositions; and litigation settlements or other charges, responsibility for which preceded the current management team.

Segment profit excludes results reported as discontinued operations, earnings attributable to noncontrolling interests of consolidated subsidiaries and accounting changes. Segment profit, which we sometimes refer to as “net earnings”, includes interest and income taxes. Prior to January 1, 2011, segment profit excluded the effects of principal pension plans. Beginning January 1, 2011, GE began allocating service costs related to its principal pension plans and GE no longer allocates the retiree costs of its postretirement healthcare benefits to its segments. This revised allocation methodology better aligns segment operating costs to the active employee costs, which are managed by the segments. This change does not significantly affect reported segment results.

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We have reclassified certain prior-period amounts to conform to the current-period presentation. For additional information about our segments, see Note 20 to the consolidated financial statements.

Summary of Operating Segments

(In millions)	2011	2010	2009

Revenues
CLL(a)	$18,178	$18,447	$20,762
Consumer(a)	16,767	17,180	16,752
Real Estate	3,712	3,744	4,009
Energy Financial Services	1,223	1,957	2,117
GECAS(a)	5,262	5,127	4,594
Total segment revenues	45,142	46,455	48,234
GECC corporate items and eliminations	3,926	3,401	3,542
Total revenues in GECC	$49,068	$49,856	$51,776

Segment profit (loss)
CLL(a)	$2,720	$1,554	$963
Consumer(a)	3,703	2,619	1,358
Real Estate	(928)	(1,741)	(1,541)
Energy Financial Services	440	367	212
GECAS(a)	1,150	1,195	1,016
Total segment profit	7,085	3,994	2,008
GECC corporate items and eliminations(b)(c)	(501)	(874)	(755)
Earnings from continuing operations attributable to GECC	6,584	3,120	1,253
Earnings (loss) from discontinued operations, net of taxes,
attributable to GECC	(74)	(965)	162
Total net earnings attributable to GECC	$6,510	$2,155	$1,415

(a)
During 2010, we transferred the Transportation Financial Services business from GECAS to CLL and the Consumer business in Italy from Consumer to CLL. Prior-period amounts were reclassified to conform to the current-period presentation.

(b)	Included restructuring and other charges for 2011 and 2010 of $0.1 billion and $0.2 billion, respectively, primarily related to CLL business exits.

(c)	Included $0.2 billion of net losses during both 2011 and 2010, related to our treasury operations.

See accompanying notes to consolidated financial statements.

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CLL

(In millions)	2011	2010	2009

Revenues	$18,178	$18,447	$20,762

Segment profit	$2,720	$1,554	$963

December 31 (In millions)	2011	2010

Total assets	$193,869	$202,650

(In millions)	2011	2010	2009

Revenues
Americas	$10,621	$10,556	$10,972
Europe	3,811	4,140	4,938
Asia	2,281	2,202	2,157
Other	1,465	1,549	2,695

Segment profit (loss)
Americas	$2,118	$1,262	$640
Europe	402	393	362
Asia	234	246	132
Other	(34)	(347)	(171)

December 31 (In millions)	2011	2010

Total assets
Americas	$116,034	$119,809
Europe	46,590	50,026
Asia	17,807	18,269
Other	13,438	14,546

CLL 2011 revenues decreased 1% and net earnings increased 75% compared with 2010. Revenues decreased as a result of organic revenue declines ($1.1 billion), primarily due to lower ENI, partially offset by the weaker U.S. dollar ($0.5 billion) and higher gains and investment income ($0.4 billion). Net earnings increased in 2011, reflecting lower provisions for losses on financing receivables ($0.6 billion), higher gains and investment income ($0.3 billion), core increases ($0.2 billion) and lower impairments ($0.1 billion).

CLL 2010 revenues decreased 11% and net earnings increased 61% compared with 2009. Revenues in 2010 and 2009 included $0.2 billion and $0.1 billion, respectively, from acquisitions, and in 2010 were reduced by $1.2 billion from dispositions, primarily related to the 2009 deconsolidation of PTL. Revenues in 2010 also decreased $1.2 billion compared with 2009 as a result of organic revenue declines ($1.4 billion), partially offset by the weaker U.S. dollar ($0.2 billion). Net earnings increased by $0.6 billion in 2010, reflecting lower provisions for losses on financing receivables ($0.6 billion), higher gains ($0.2 billion) and lower selling, general and administrative costs ($0.1 billion). These increases were partially offset by the absence of the gain on the PTL sale and remeasurement ($0.3 billion) and declines in lower-taxed earnings from global operations ($0.1 billion).

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Consumer

(In millions)	2011	2010	2009

Revenues	$16,767	$17,180	$16,752

Segment profit	$3,703	$2,619	$1,358

December 31 (In millions)	2011	2010

Total assets	$138,534	$146,691

Consumer 2011 revenues decreased 2% and net earnings increased 41% compared with 2010. Revenues included $0.3 billion from acquisitions and were reduced by $0.4 billion as a result of dispositions. Revenues in 2011 also decreased $0.3 billion as a result of organic revenue declines ($1.4 billion), primarily due to lower ENI, and higher impairments ($0.1 billion), partially offset by the gain on the Garanti Bank transaction ($0.7 billion), the weaker U.S. dollar ($0.5 billion) and higher gains ($0.1 billion). The increase in net earnings resulted primarily from lower provisions for losses on financing receivables ($1.0 billion), the gain on the Garanti Bank transaction ($0.3 billion), acquisitions ($0.1 billion) and the weaker U.S. dollar ($0.1 billion), partially offset by lower Garanti results ($0.2 billion), and core decreases ($0.2 billion).

Consumer 2010 revenues increased 3% and net earnings increased 93% compared with 2009. Revenues in 2010 were reduced by $0.3 billion as a result of dispositions. Revenues in 2010 increased $0.8 billion compared with 2009 as a result of the weaker U.S. dollar ($0.4 billion) and organic revenue growth ($0.4 billion). The increase in net earnings resulted primarily from core growth ($1.3 billion) and the weaker U.S. dollar ($0.1 billion), partially offset by the effects of dispositions ($0.1 billion). Core growth included lower provisions for losses on financing receivables across most platforms ($1.5 billion) and lower selling, general and administrative costs ($0.2 billion), partially offset by declines in lower-taxed earnings from global operations ($0.7 billion) including the absence of the first quarter 2009 tax benefit ($0.5 billion) from the decision to indefinitely reinvest prior-year earnings outside the U.S. and an increase in the valuation allowance associated with Japan ($0.2 billion).

Real Estate

(In millions)	2011	2010	2009

Revenues	$3,712	$3,744	$4,009

Segment profit (loss)	$(928)	$(1,741)	$(1,541)

December 31 (In millions)	2011	2010

Total assets	$60,873	$72,630

Real Estate 2011 revenues decreased 1% and net earnings increased 47% compared with 2010.  Revenues decreased as organic revenue declines ($0.4 billion), primarily due to lower ENI, were partially offset by increases in net gains on property sales ($0.2 billion) and the weaker U.S. dollar ($0.1 billion). Real Estate net earnings increased compared with 2010, as lower impairments ($0.7 billion), a decrease in provisions for losses on financing receivables ($0.4 billion) and increases in net gains on property sales ($0.2 billion) were partially offset by core declines ($0.4 billion). Depreciation expense on real estate equity investments totaled $0.9 billion and $1.0 billion in 2011 and 2010, respectively.

Real Estate 2010 revenues decreased 7% and net earnings decreased 13% compared with 2009. Revenues for 2010 decreased $0.3 billion compared with 2009 as a result of organic revenue declines and a decrease in property sales, partially offset by the weaker U.S. dollar. Real Estate net earnings decreased $0.2 billion compared with 2009, primarily from an increase in impairments related to equity properties and investments ($0.9 billion), partially offset by a decrease in provisions for losses on financing receivables ($0.4 billion), and core increases ($0.3 billion). Depreciation expense on real estate equity investments totaled $1.0 billion and $1.2 billion for 2010 and 2009, respectively.

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Energy Financial Services

(In millions)	2011	2010	2009

Revenues	$1,223	$1,957	$2,117

Segment profit	$440	$367	$212

December 31 (In millions)	2011	2010

Total assets	$18,357	$19,549

Energy Financial Services 2011 revenues decreased 38% and net earnings increased 20% compared with 2010. Revenues decreased primarily as a result of the deconsolidation of Regency Energy Partners L.P. (Regency) ($0.7 billion) and organic revenue declines ($0.3 billion), primarily from an asset sale in 2010 by an investee. These decreases were partially offset by higher gains ($0.2 billion). The increase in net earnings resulted primarily from higher gains ($0.2 billion), partially offset by the deconsolidation of Regency ($0.1 billion) and core decreases, primarily from an asset sale in 2010 by an investee.

Energy Financial Services 2010 revenues decreased 8% and net earnings increased 73% compared with 2009. Revenues in 2010 included a $0.1 billion gain related to the Regency transaction and in 2009 were reduced by $0.1 billion of gains from dispositions. Revenues in 2010 decreased compared with 2009 as a result of organic revenue growth ($0.4 billion), primarily increases in associated company revenues resulting from an asset sale by an investee ($0.2 billion), more than offset by the deconsolidation of Regency. The increase in net earnings resulted primarily from core increases ($0.1 billion), primarily increases in associated company earnings resulting from an asset sale by an investee ($0.2 billion) and the gain related to the Regency transaction ($0.1 billion).

GECAS

(In millions)	2011	2010	2009

Revenues	$5,262	$5,127	$4,594

Segment profit	$1,150	$1,195	$1,016

December 31 (In millions)	2011	2010

Total assets	$48,821	$49,106

GECAS 2011 revenues increased 3% and net earnings decreased 4% compared with 2010. Revenues for 2011 increased compared with 2010 as a result of organic revenue growth ($0.1 billion). The decrease in net earnings resulted primarily from core decreases ($0.1 billion), reflecting the 2010 benefit from resolution of the 2003-2005 IRS audit, partially offset by lower impairments ($0.1 billion).

GECAS 2010 revenues increased 12% and net earnings increased 18% compared with 2009. Revenues in 2010 increased compared with 2009 as a result of organic revenue growth ($0.5 billion), including higher investment income. The increase in net earnings resulted primarily from core increases ($0.2 billion), including the benefit from resolution of the 2003-2005 IRS audit, lower credit losses and higher investment income, partially offset by higher impairments related to our operating lease portfolio of commercial aircraft.

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GECC Corporate Items and Eliminations

Corporate Items and Eliminations include Treasury operation expenses for both 2011 and 2010 of $0.2 billion. These Treasury results were primarily related to derivative activities that reduce or eliminate interest rate, currency or market risk between financial assets and liabilities.

Corporate Items and Eliminations include $0.3 billion and $0.1 billion of unallocated Tax benefits for 2011 and 2010, respectively, primarily related to the resolution of certain IRS audits.

Certain costs included in Corporate Items and Eliminations are not allocated to the five operating businesses because they are excluded from the measurement of their segment operating performance for internal purposes. Unallocated costs included $0.1 billion and $0.2 billion for 2011 and 2010, respectively, primarily related to restructuring and other charges.

Discontinued Operations

(In millions)	2011	2010	2009

Earnings (loss) from discontinued operations,
net of taxes	$(74)	$(965)	$162

Discontinued operations primarily comprised BAC, GE Money Japan, WMC, Consumer RV Marine, Consumer Mexico, Consumer Singapore, Australian Home Lending and Consumer Ireland. Associated results of operations, financial position and cash flows are separately reported as discontinued operations for all periods presented.

In 2011, loss from discontinued operations, net of taxes, included a $0.2 billion loss from operations at Consumer Ireland, incremental reserves for excess interest claims related to our loss-sharing arrangement on the 2008 sale of GE Money Japan of $0.2 billion and the loss on the sale of Australian Home Lending of $0.1 billion, partially offset by a $0.3 billion gain related to the sale of Consumer Singapore and earnings from operations at Australian Home Lending of $0.1 billion.

In 2010, loss from discontinued operations, net of taxes, primarily reflected incremental reserves for excess interest claims related to our loss-sharing arrangement on the 2008 sale of GE Money Japan of $1.7 billion, estimated after-tax losses of $0.2 billion and $0.1 billion on the planned sales of Consumer Mexico and Consumer RV Marine, respectively, and a $0.1 billion loss from operations at Consumer Ireland, partially offset by an after-tax gain on the sale of BAC of $0.8 billion and earnings from operations at Consumer Mexico of $0.2 billion and at BAC of $0.1 billion.

In 2009, earnings from discontinued operations, net of taxes, primarily reflected earnings from operations of BAC of $0.3 billion, Australian Home Lending of $0.1 billion and Consumer Mexico of $0.1 billion, partially offset by incremental reserves for excess interest claims related to our loss-sharing arrangement on the 2008 sale of GE Money Japan of $0.2 billion, loss from operations at Consumer RV Marine of $0.1 billion and loss from operations at Consumer Ireland of $0.1 billion.

For additional information related to discontinued operations, see Note 2 to the consolidated financial statements.

Geographic Operations

Our global activities span all geographic regions and primarily encompass leasing of aircraft and provision of financial services within these regional economies. Thus, when countries or regions experience currency and/or economic stress, we often have increased exposure to certain risks, but also often have new profit opportunities. New profit opportunities include, among other things, more opportunities for expansion of our activities through purchases of companies or assets at reduced prices and lower U.S. debt financing costs.

Revenues are classified according to the region to which products and services are sold. For purposes of this analysis, the U.S. is presented separately from the remainder of the Americas. We classify certain operations that cannot meaningfully be associated with specific geographic areas as “Other Global” for this purpose.

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Geographic Revenues

(In billions)	2011	2010	2009

U.S.	$25.9	$25.2	$26.1
Europe	11.5	12.5	14.8
Pacific Basin	6.5	7.2	6.2
Americas	3.7	3.8	3.6
Middle East and Africa	0.6	0.5	0.5
Other Global	0.9	0.7	0.6
Total	$49.1	$49.9	$51.8

Global revenues decreased 6% to $23.2 billion in 2011, compared with $24.7 billion and $25.7 billion in 2010 and 2009, respectively, primarily as a result of decreases in Western Europe. Global revenues as a percentage of total revenues were 47% in 2011, compared with 50% and 50% in 2010 and 2009, respectively. Global revenue decreased by 4% in 2010 from $25.7 billion in 2009, primarily as a result of decreases in Europe, partially offset by an increase in Australia. The effects of currency fluctuations on reported results increased revenues by $1.1 billion in 2011, increased revenues by $0.8 billion in 2010 and decreased revenues by $2.5 billion in  2009.

Total Assets (continuing operations)

December 31 (In billions)	2011	2010

U.S.	$264.0	$271.9
Europe	175.0	176.6
Pacific Basin	54.8	54.9
Americas	36.2	34.8
Other Global	52.9	54.0
Total	$582.9	$592.2

Our global assets on a continuing basis of $318.9 billion at the end of 2011 were 1% lower than at the end of 2010, reflecting declines in Europe, primarily due to dispositions and portfolio run-off in various businesses at Consumer and lower financing receivables and equipment leased to others at CLL.

Financial results of our global activities reported in U.S. dollars are affected by currency exchange. We use a number of techniques to manage the effects of currency exchange, including selective borrowings in local currencies and selective hedging of significant cross-currency transactions. Such principal currencies are the pound sterling, the euro, the Japanese yen, the Canadian dollar and the Australian dollar.

Financial Resources and Liquidity

This discussion of financial resources and liquidity addresses the Statement of Financial Position, Liquidity and Borrowings, Debt and Derivative Instruments, Guarantees and Covenants, the Statement of Changes in Shareowner’s Equity, the Statement of Cash Flows, Contractual Obligations, and Variable Interest Entities (VIEs).

Overview of Financial Position

Major changes to our shareowner’s equity are discussed in the Statement of Changes in Shareowner’s Equity section. In addition, other significant changes to balances in our Statement of Financial Position follow.

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Statement of Financial Position

Investment securities comprise mainly investment grade debt securities supporting obligations to annuitants, policyholders and holders of guaranteed investment contracts (GICs) in our run-off insurance operations and Trinity, investment securities at our treasury operations and investments held in our CLL business collateralized by senior secured loans of high-quality, middle-market companies in a variety of industries. The fair value of investment securities increased to $47.4 billion at December 31, 2011 from $43.9 billion at December 31, 2010. Of the amount at December 31, 2011, we held debt securities with an estimated fair value of $46.3 billion, which included corporate debt securities, asset-backed securities (ABS), residential mortgage-backed securities (RMBS) and commercial mortgage-backed securities (CMBS) with estimated fair values of $26.1 billion, $5.0 billion, $2.6 billion and $2.8 billion, respectively. Net unrealized gains on debt securities were $3.0 billion and $0.6 billion at December 31, 2011 and December 31, 2010, respectively. This amount included unrealized losses on corporate debt securities, ABS, RMBS and CMBS of $0.6 billion, $0.2 billion, $0.3 billion and $0.2 billion, respectively, at December 31, 2011, as compared with $0.4 billion, $0.2 billion, $0.4 billion and $0.2 billion, respectively, at December 31, 2010.

We regularly review investment securities for impairment using both qualitative and quantitative criteria. We presently do not intend to sell the vast majority of our debt securities and believe that it is not more likely than not that we will be required to sell these securities that are in an unrealized loss position before recovery of our amortized cost. We believe that the unrealized loss associated with our equity securities will be recovered within the foreseeable future.

Our RMBS portfolio is collateralized primarily by pools of individual, direct mortgage loans (a majority of which were originated in 2006 and 2005), not other structured products such as collateralized debt obligations. Substantially all of our RMBS are in a senior position in the capital structure of the deals and more than 75% are agency bonds or insured by Monoline insurers (on which we continue to place reliance). Of our total RMBS portfolio at December 31, 2011 and December 31, 2010, approximately $0.5 billion and $0.7 billion, respectively, relate to residential subprime credit, primarily supporting our guaranteed investment contracts. A majority of exposure to residential subprime credit related to investment securities backed by mortgage loans originated in 2006 and 2005. Substantially all of the subprime RMBS were investment grade at the time of purchase and approximately 70% have been subsequently downgraded to below investment grade.

Our CMBS portfolio is collateralized by both diversified pools of mortgages that were originated for securitization (conduit CMBS) and pools of large loans backed by high quality properties (large loan CMBS), a majority of which were originated in 2007 and 2006. Substantially all of the securities in our CMBS portfolio have investment grade credit ratings and the vast majority of the securities are in a senior position in the capital structure.

Our ABS portfolio is collateralized by senior secured loans of high-quality, middle-market companies in a variety of industries, as well as a variety of diversified pools of assets such as student loans and credit cards. The vast majority of our ABS are in a senior position in the capital structure of the deals. In addition, substantially all of the securities that are below investment grade are in an unrealized gain position.

If there has been an adverse change in cash flows for RMBS, management considers credit enhancements such as Monoline insurance (which are features of a specific security). In evaluating the overall creditworthiness of the Monoline insurer (Monoline), we use an analysis that is similar to the approach we use for corporate bonds, including an evaluation of the sufficiency of the Monoline’s cash reserves and capital, ratings activity, whether the Monoline is in default or default appears imminent, and the potential for intervention by an insurance or other regulator.

Monolines provide credit enhancement for certain of our investment securities, primarily RMBS and municipal securities. The credit enhancement is a feature of each specific security that guarantees the payment of all contractual cash flows, and is not purchased separately by GE. The Monoline industry continues to experience financial stress from increasing delinquencies and defaults on the individual loans underlying insured securities. We continue to rely on Monolines with adequate capital and claims paying resources. We have reduced our reliance on Monolines that do not have adequate capital or have experienced regulator intervention. At December 31, 2011, our investment securities insured by Monolines on which we continue to place reliance were $1.6 billion, including $0.3 billion of our $0.5 billion investment in subprime RMBS. At December 31, 2011, the unrealized loss associated with securities subject to Monoline credit enhancement, for which there is an expected credit loss, was $0.3 billion.

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Total pre-tax, other-than-temporary impairment losses during 2011 were $0.5 billion, of which $0.4 billion was recognized in earnings and primarily relates to credit losses on non-U.S. government and non-U.S. corporate securities and other-than-temporary losses on equity securities and $0.1 billion primarily relates to non-credit related losses on RMBS and is included within accumulated other comprehensive income.

Total pre-tax, other-than-temporary impairment losses during 2010 were $0.5 billion, of which $0.3 billion was recognized in earnings and primarily relates to credit losses on RMBS, non-U.S. government securities, non-U.S. corporate securities and other-than-temporary losses on equity securities, and $0.2 billion primarily relates to non-credit related losses on RMBS and is included within accumulated other comprehensive income.

Our qualitative review attempts to identify issuers’ securities that are “at-risk” of other-than-temporary impairment, that is, for securities that we do not intend to sell and it is not more likely than not that we will be required to sell before recovery of our amortized cost, whether there is a possibility of credit loss that would result in an other-than-temporary impairment recognition in the following 12 months. Securities we have identified as “at-risk” primarily relate to investments in RMBS and non-U.S. corporate debt securities across a broad range of industries. The amount of associated unrealized loss on these securities at December 31, 2011, is $0.6 billion. Unrealized losses are not indicative of the amount of credit loss that would be recognized as credit losses are determined based on adverse changes in expected cash flows rather than fair value.  For further information relating to how credit losses are calculated, see Note 3 to the consolidated financial statements. Uncertainty in the capital markets may cause increased levels of other-than-temporary impairments.

At both December 31, 2011 and December 31, 2010, unrealized losses on investment securities totaled $1.6 billion, including $1.2 billion aged 12 months or longer at December 31, 2011 and $1.3 billion aged 12 months or longer at December 31, 2010. Of the amount aged 12 months or longer at December 31, 2011, more than 70% are debt securities that were considered to be investment grade by the major rating agencies. In addition, of the amount aged 12 months or longer, $0.7 billion and $0.3 billion related to structured securities (mortgage-backed, asset-backed and securitization retained interests) and corporate debt securities, respectively. With respect to our investment securities that are in an unrealized loss position at December 31, 2011, the majority relate to debt securities held to support obligations to holders of GICs. We presently do not intend to sell the vast majority of our debt securities and believe that it is not more likely than not that we will be required to sell these securities that are in an unrealized loss position before recovery of our amortized cost. For additional information, see Note 3 to the consolidated financial statements.

Fair Value Measurements. For financial assets and liabilities measured at fair value on a recurring basis, fair value is the price we would receive to sell an asset or pay to transfer a liability in an orderly transaction with a market participant at the measurement date. In the absence of active markets for the identical assets or liabilities, such measurements involve developing assumptions based on market observable data and, in the absence of such data, internal information that is consistent with what market participants would use in a hypothetical transaction that occurs at the measurement date. Additional information about our application of this guidance is provided in Notes 1 and 14 to the consolidated financial statements. At December 31, 2011, the aggregate amount of investments that are measured at fair value through earnings totaled $5.9 billion and consisted primarily of various assets held for sale in the ordinary course of business, as well as equity investments.

Financing receivables is our largest category of assets and represents one of our primary sources of revenues. Our portfolio of financing receivables is diverse and not directly comparable to major U.S. banks. A discussion of the quality of certain elements of the financing receivables portfolio follows.

Our consumer portfolio is largely non-U.S. and primarily comprises mortgage, sales finance, auto and personal loans in various European and Asian countries. Our U.S. consumer financing receivables comprise 16% of our total portfolio. Of those, approximately 65% relate primarily to credit cards, which are often subject to profit and loss sharing arrangements with the retailer (the results of which are reflected in revenues), and have a smaller average balance and lower loss severity as compared to bank cards. The remaining 35% are sales finance receivables, which provide electronics, recreation, medical and home improvement financing to customers. In 2007, we exited the U.S. mortgage business and we have no U.S. auto or student loans.

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Our commercial portfolio primarily comprises senior, secured positions with comparatively low loss history. The secured receivables in this portfolio are collateralized by a variety of asset classes, which for our CLL business primarily include: industrial-related facilities and equipment, vehicles, corporate aircraft, and equipment used in many industries, including the construction, manufacturing, transportation, media, communications, entertainment, and healthcare industries. The portfolios in our Real Estate, GECAS and Energy Financial Services businesses are collateralized by commercial real estate, commercial aircraft and operating assets in the global energy industry, respectively. We are in a secured position for substantially all of our commercial portfolio.

Losses on financing receivables are recognized when they are incurred, which requires us to make our best estimate of probable losses inherent in the portfolio. The method for calculating the best estimate of losses depends on the size, type and risk characteristics of the related financing receivable. Such an estimate requires consideration of historical loss experience, adjusted for current conditions, and judgments about the probable effects of relevant observable data, including present economic conditions such as delinquency rates, financial health of specific customers and market sectors, collateral values (including housing price indices as applicable), and the present and expected future levels of interest rates. The underlying assumptions, estimates and assessments we use to provide for losses are updated periodically to reflect our view of current conditions. Changes in such estimates can significantly affect the allowance and provision for losses. It is possible to experience credit losses that are different from our current estimates.

Our risk management process includes standards and policies for reviewing major risk exposures and concentrations, and evaluates relevant data either for individual loans or financing leases, or on a portfolio basis, as appropriate.

Loans acquired in a business acquisition are recorded at fair value, which incorporates our estimate at the acquisition date of the credit losses over the remaining life of the portfolio. As a result, the allowance for losses is not carried over at acquisition. This may have the effect of causing lower reserve coverage ratios for those portfolios.

For purposes of the discussion that follows, “delinquent” receivables are those that are 30 days or more past due based on their contractual terms; and “nonearning” receivables are those that are 90 days or more past due (or for which collection is otherwise doubtful). Nonearning receivables exclude loans purchased at a discount (unless they have deteriorated post acquisition). Under FASB ASC 310, Receivables, these loans are initially recorded at fair value and accrete interest income over the estimated life of the loan based on reasonably estimable cash flows even if the underlying loans are contractually delinquent at acquisition. In addition, nonearning receivables exclude loans that are paying on a cash accounting basis but classified as nonaccrual and impaired. “Nonaccrual” financing receivables include all nonearning receivables and are those on which we have stopped accruing interest. We stop accruing interest at the earlier of the time at which collection of an account becomes doubtful or the account becomes 90 days past due. Recently restructured financing receivables are not considered delinquent when payments are brought current according to the restructured terms, but may remain classified as nonaccrual until there has been a period of satisfactory payment performance by the borrower and future payments are reasonably assured of collection.

Further information on the determination of the allowance for losses on financing receivables and the credit quality and categorization of our financing receivables is provided in the Critical Accounting Estimates section and Notes 1, 4 and 16 to the consolidated financial statements.

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	Financing receivables at		Nonearning receivables at		Allowance for losses at
	December 31,	December 31,	December 31,	December 31,	December 31,	December 31,
(In millions)	2011	2010	2011	2010	2011	2010

Commercial
CLL
Americas(a)	$80,505	$88,558	$1,862	$2,573	$889	$1,288
Europe	36,899	37,498	1,167	1,241	400	429
Asia	11,635	11,943	269	406	157	222
Other(a)	436	664	11	6	4	6
Total CLL	129,475	138,663	3,309	4,226	1,450	1,945

Energy
Financial
Services	5,912	7,011	22	62	26	22

GECAS	11,901	12,615	55	–	17	20

Other	1,282	1,788	65	102	37	58
Total
Commercial	148,570	160,077	3,451	4,390	1,530	2,045

Real Estate
Debt(b)	24,501	30,249	541	961	949	1,292
Business
Properties(c)	8,248	9,962	249	386	140	196
Total Real Estate	32,749	40,211	790	1,347	1,089	1,488

Consumer
Non-U.S.
residential
mortgages(d)	35,550	39,269	2,870	3,252	546	689
Non-U.S.
installment
and revolving
credit	18,544	20,132	263	289	717	937
U.S. installment
and revolving
credit	46,689	43,974	990	1,201	2,008	2,333
Non-U.S. auto	5,691	7,558	43	46	101	168
Other	7,244	8,304	419	478	199	259
Total Consumer	113,718	119,237	4,585	5,266	3,571	4,386
Total	$295,037	$319,525	$8,826	$11,003	$6,190	$7,919

(a)	During 2011, we transferred our Railcar lending and leasing portfolio from CLL Other to CLL Americas. Prior-period amounts were reclassified to conform to the current-period presentation.

(b)	Financing receivables included $0.1 billion and $0.2 billion of construction loans at December 31, 2011 and December 31, 2010, respectively.

(c)	Our Business Properties portfolio is underwritten primarily by the credit quality of the borrower and secured by tenant and owner-occupied commercial properties.

(d)
At December 31, 2011, net of credit insurance, approximately 25% of our secured Consumer non-U.S. residential mortgage portfolio comprised loans with introductory, below market rates that are scheduled to adjust at future dates; with high loan-to-value ratios at inception (greater than 90%); whose terms permitted interest-only payments; or whose terms resulted in negative amortization. At origination, we underwrite loans with an adjustable rate to the reset value. Of these loans, 80% are in our U.K. and France portfolios, which comprise mainly loans with interest-only payments and introductory below market rates, have a delinquency rate of 15%, have a loan-to-value ratio at origination of 76% and have re-indexed loan-to-value ratios of 84% and 56%, respectively. At December 31, 2011, 6% (based on dollar values) of these loans in our U.K. and France portfolios have been restructured.

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The portfolio of financing receivables, before allowance for losses, was $295.0 billion at December 31, 2011, and $319.5 billion at December 31, 2010. Financing receivables, before allowance for losses, decreased $24.5 billion from December 31, 2010, primarily as a result of collections exceeding originations ($14.9 billion) (which includes sales), write-offs ($7.1 billion) and the stronger U.S. dollar ($1.5 billion), partially offset by acquisitions ($3.6 billion). The $24.5 billion decline in financing receivables excludes financing receivables of $11.5 billion, previously reported in Discontinued operations or Assets of businesses held for sale (primarily non-U.S. residential mortgages and non-U.S. installment and revolving credit) associated with 2011 business and portfolio dispositions. See Note 2 to the consolidated financial statements.

Related nonearning receivables totaled $8.8 billion (3.0% of outstanding receivables) at December 31, 2011, compared with $11.0 billion (3.4% of outstanding receivables) at December 31, 2010. Nonearning receivables decreased from December 31, 2010, primarily due to write-offs and discounted payoffs in Real Estate, improved performance in Commercial and improvements in our entry rates in Consumer.

The allowance for losses at December 31, 2011 totaled $6.2 billion compared with $7.9 billion at December 31, 2010, representing our best estimate of probable losses inherent in the portfolio. Allowance for losses decreased $1.7 billion from December 31, 2010, primarily because provisions were lower than write-offs, net of recoveries by $1.6 billion, which is attributable to a reduction in the overall financing receivables balance and an improvement in the overall credit environment. The allowance for losses as a percent of total financing receivables decreased from 2.5% at December 31, 2010 to 2.1% at December 31, 2011 primarily due to a decrease in the allowance for losses as discussed above, partially offset by a decline in the overall financing receivables balance as collections exceeded originations. Further information surrounding the allowance for losses related to each of our portfolios is detailed below.

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The following table provides information surrounding selected ratios related to nonearning financing receivables and the allowance for losses.

	Nonearning financing receivables		Allowance for losses		Allowance for losses
	as a percent of		as a percent of		as a percent of
	financing receivables at		nonearning financing receivables at		total financing receivables at
	December 31,	December 31,	December 31,	December 31,	December 31,	December 31,
	2011	2010	2011	2010	2011	2010
Commercial
CLL
Americas	2.3%	2.9%	47.7%	50.1%	1.1%	1.5%
Europe	3.2	3.3	34.3	34.6	1.1	1.1
Asia	2.3	3.4	58.4	54.7	1.3	1.9
Other	2.5	0.9	36.4	100.0	0.9	0.9
Total CLL	2.6	3.0	43.8	46.0	1.1	1.4

Energy Financial Services	0.4	0.9	118.2	35.5	0.4	0.3

GECAS	0.5	–	30.9	–	0.1	0.2

Other	5.1	5.7	56.9	56.9	2.9	3.2

Total Commercial	2.3	2.7	44.3	46.6	1.0	1.3

Real Estate
Debt	2.2	3.2	175.4	134.4	3.9	4.3
Business Properties	3.0	3.9	56.2	50.8	1.7	2.0

Total Real Estate	2.4	3.3	137.8	110.5	3.3	3.7

Consumer
Non-U.S.
residential mortgages	8.1	8.3	19.0	21.2	1.5	1.8
Non-U.S.
installment and
revolving credit	1.4	1.4	272.6	324.2	3.9	4.7
U.S. installment
and revolving credit	2.1	2.7	202.8	194.3	4.3	5.3
Non-U.S. auto	0.8	0.6	234.9	365.2	1.8	2.2
Other	5.8	5.8	47.5	54.2	2.7	3.1

Total Consumer	4.0	4.4	77.9	83.3	3.1	3.7

Total	3.0	3.4	70.1	72.0	2.1	2.5

Included below is a discussion of financing receivables, allowance for losses, nonearning receivables and related metrics for each of our significant portfolios.

CLL − Americas. Nonearning receivables of $1.9 billion represented 21.1% of total nonearning receivables at December 31, 2011. The ratio of allowance for losses as a percent of nonearning receivables decreased from 50.1% at December 31, 2010, to 47.7% at December 31, 2011, reflecting an overall improvement in the credit quality of the remaining portfolio and an overall decrease in nonearning receivables. The ratio of nonearning receivables as a percent of financing receivables decreased from 2.9% at December 31, 2010, to 2.3% at December 31, 2011, primarily due to reduced nonearning exposures in our healthcare, media, franchise and inventory financing portfolios, which more than offset deterioration in our corporate aircraft portfolio. Collateral supporting these nonearning financing receivables primarily includes assets in the restaurant and hospitality, trucking and industrial equipment industries and corporate aircraft and, for our leveraged finance business, equity of the underlying businesses.

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CLL – Europe. Nonearning receivables of $1.2 billion represented 13.2% of total nonearning receivables at December 31, 2011. The ratio of allowance for losses as a percent of nonearning receivables decreased from 34.6% at December 31, 2010, to 34.3% at December 31, 2011, primarily due to an increase in nonearning receivables in our senior secured lending portfolio, partially offset by a reduction in nonearning receivables related to account restructuring in our asset-backed lending portfolio and improved delinquency in our equipment finance portfolio. The majority of nonearning receivables are attributable to the Interbanca S.p.A. portfolio, which was acquired in 2009. The loans acquired with Interbanca S.p.A. were recorded at fair value, which incorporates an estimate at the acquisition date of credit losses over their remaining life. Accordingly, these loans generally have a lower ratio of allowance for losses as a percent of nonearning receivables compared to the remaining portfolio. Excluding the nonearning loans attributable to the 2009 acquisition of Interbanca S.p.A., the ratio of allowance for losses as a percent of nonearning receivables decreased from 65.7% at December 31, 2010, to 55.9% at December 31, 2011, for the reasons described above. The ratio of nonearning receivables as a percent of financing receivables decreased from 3.3% at December 31, 2010, to 3.2% at December 31, 2011, as a result of a decrease in nonearning receivables across our equipment finance and asset-backed lending portfolios, partially offset by the increase in nonearning receivables in our senior secured lending portfolio, for the reasons described above. Collateral supporting these secured nonearning financing receivables are primarily equity of the underlying businesses for our senior secured lending and Interbanca S.p.A. businesses, and equipment for our equipment finance portfolio.

CLL – Asia. Nonearning receivables of $0.3 billion represented 3.0% of total nonearning receivables at December 31, 2011. The ratio of allowance for losses as a percent of nonearning receivables increased from 54.7% at December 31, 2010, to 58.4% at December 31, 2011, primarily as a result of collections and write-offs of nonearning receivables in our asset-based financing businesses in Japan, Australia and New Zealand. The ratio of nonearning receivables as a percent of financing receivables decreased from 3.4% at December 31, 2010, to 2.3% at December 31, 2011, primarily due to the decline in nonearning receivables related to our asset-based financing businesses in Japan, Australia and New Zealand, partially offset by a lower financing receivables balance. Collateral supporting these nonearning financing receivables is primarily commercial real estate, manufacturing equipment, corporate aircraft, and assets in the auto industry.

Real Estate – Debt. Nonearning receivables of $0.5 billion represented 6.1% of total nonearning receivables at December 31, 2011. The decrease in nonearning receivables from December 31, 2010, was driven primarily by the resolution of U.S. multi-family and office nonearning loans, as well as European hotel and retail loans, through restructurings, payoffs and foreclosures, partially offset by new European multi-family delinquencies. The ratio of allowance for losses as a percent of nonearning receivables increased from 134.4% to 175.4% reflecting resolution of nonearning loans as mentioned above. The ratio of allowance for losses as a percent of total financing receivables decreased from 4.3% at December 31, 2010 to 3.9% at December 31, 2011, driven primarily by write-offs related to settlements and payoffs from impaired loan borrowers and improvement in collateral values.

The Real Estate financing receivables portfolio is collateralized by income-producing or owner-occupied commercial properties across a variety of asset classes and markets. At December 31, 2011, total Real Estate financing receivables of $32.7 billion were primarily collateralized by owner-occupied properties ($8.2 billion), office buildings ($7.2 billion), apartment buildings ($4.5 billion) and hotel properties ($3.8 billion). In 2011, commercial real estate markets showed signs of improved stability and liquidity in certain markets; however, the pace of improvement varies significantly by asset class and market and the long term outlook remains uncertain. We have and continue to maintain an intense focus on operations and risk management. Loan loss reserves related to our Real Estate–Debt financing receivables are particularly sensitive to declines in underlying property values. Assuming global property values decline an incremental 1% or 5%, and that decline occurs evenly across geographies and asset classes, we estimate incremental loan loss reserves would be required of less than $0.1 billion and approximately $0.2 billion, respectively. Estimating the impact of global property values on loss performance across our portfolio depends on a number of factors, including macroeconomic conditions, property level operating performance, local market dynamics and individual borrower behavior. As a result, any sensitivity analyses or attempts to forecast potential losses carry a high degree of imprecision and are subject to change. At December 31, 2011, we had 119 foreclosed commercial real estate properties totaling $0.7 billion.

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Consumer − Non-U.S. residential mortgages. Nonearning receivables of $2.9 billion represented 32.5% of total nonearning receivables at December 31, 2011. The ratio of allowance for losses as a percent of nonearning receivables decreased from 21.2% at December 31, 2010, to 19.0% at December 31, 2011. In the year ended 2011, our nonearning receivables decreased primarily due to improving portfolio quality in the U.K. Our non-U.S. mortgage portfolio has a loan-to-value ratio of approximately 75% at origination and the vast majority are first lien positions. Our U.K. and France portfolios, which comprise a majority of our total mortgage portfolio, have reindexed loan-to-value ratios of 84% and 56%, respectively. About 4% of these loans are without mortgage insurance and have a reindexed loan-to-value ratio equal to or greater than 100%. Loan-to-value information is updated on a quarterly basis for a majority of our loans and considers economic factors such as the housing price index. At December 31, 2011, we had in repossession stock 461 houses in the U.K., which had a value of approximately $0.1 billion. The ratio of nonearning receivables as a percent of financing receivables decreased from 8.3% at December 31, 2010 to 8.1% at December 31, 2011 for the reasons described above.

Consumer − Non-U.S. installment and revolving credit. Nonearning receivables of $0.3 billion represented 3.0% of total nonearning receivables at December 31, 2011. The ratio of allowance for losses as a percent of nonearning receivables decreased from 324.2% at December 31, 2010 to 272.6% at December 31, 2011, reflecting the effects of loan repayments and reduced originations primarily in our European platforms.

Consumer − U.S. installment and revolving credit. Nonearning receivables of $1.0 billion represented 11.2% of total nonearning receivables at December 31, 2011. The ratio of allowance for losses as a percent of nonearning receivables increased from 194.3% at December 31, 2010, to 202.8% at December 31, 2011, as a result of lower entry rates and improved collections resulting in reductions in our nonearning receivables balance. The ratio of nonearning receivables as a percentage of financing receivables decreased from 2.7% at December 31, 2010 to 2.1% at December 31, 2011, primarily due to lower delinquencies reflecting an improvement in the overall credit environment.

Nonaccrual Financing Receivables

The following table provides details related to our nonaccrual and nonearning financing receivables. Nonaccrual financing receivables include all nonearning receivables and are those on which we have stopped accruing interest. We stop accruing interest at the earlier of the time at which collection becomes doubtful or the account becomes 90 days past due. Substantially all of the differences between nonearning and nonaccrual financing receivables relate to loans which are classified as nonaccrual financing receivables but are paying on a cash accounting basis, and therefore excluded from nonearning receivables. Of our $16.5 billion nonaccrual loans at December 31, 2011, $7.5 billion are currently paying in accordance with their contractual terms.

	Nonaccrual	Nonearning
	financing	financing
December 31, 2011 (In millions)	receivables	receivables

Commercial
CLL	$4,512	$3,309
Energy Financial Services	22	22
GECAS	69	55
Other	115	65
Total Commercial	4,718	3,451

Real Estate	6,949	790

Consumer	4,836	4,585
Total	$16,503	$8,826

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Impaired Loans

“Impaired” loans in the table below are defined as larger balance or restructured loans for which it is probable that the lender will be unable to collect all amounts due according to original contractual terms of the loan agreement. The vast majority of our Consumer and a portion of our CLL nonaccrual receivables are excluded from this definition, as they represent smaller balance homogeneous loans that we evaluate collectively by portfolio for impairment.

Impaired loans include nonearning receivables on larger balance or restructured loans, loans that are currently paying interest under the cash basis (but are excluded from the nonearning category), and loans paying currently but which have been previously restructured.

Specific reserves are recorded for individually impaired loans to the extent we have determined that it is probable that we will be unable to collect all amounts due according to original contractual terms of the loan agreement. Certain loans classified as impaired may not require a reserve because we believe that we will ultimately collect the unpaid balance (through collection or collateral repossession).

Further information pertaining to loans classified as impaired and specific reserves is included in the table below.

	At
(In millions)	December 31,	December 31,
	2011	2010
Loans requiring allowance for losses
Commercial(a)	$2,357	$2,733
Real Estate	4,957	6,812
Consumer	2,824	2,254
Total loans requiring allowance for losses	10,138	11,799

Loans expected to be fully recoverable
Commercial(a)	3,305	3,087
Real Estate	3,790	3,005
Consumer	69	102
Total loans expected to be fully recoverable	7,164	6,194
Total impaired loans	$17,302	$17,993

Allowance for losses (specific reserves)
Commercial(a)	$812	$1,031
Real Estate	822	1,150
Consumer	680	520
Total allowance for losses (specific reserves)	$2,314	$2,701

Average investment during the period	$18,167	$15,383
Interest income earned while impaired(b)	733	391

(a)	Includes CLL, Energy Financial Services, GECAS and Other.

(b)	Recognized principally on a cash basis.

We regularly review our Real Estate loans for impairment using both quantitative and qualitative factors, such as debt service coverage and loan-to-value ratios. We classify Real Estate loans as impaired when the most recent valuation reflects a projected loan-to-value ratio at maturity in excess of 100%, even if the loan is currently paying in accordance with contractual terms.

Of our $8.7 billion impaired loans at Real Estate at December 31, 2011, $7.9 billion are currently paying in accordance with the contractual terms of the loan and are typically loans where the borrower has adequate debt service coverage to meet contractual interest obligations. Impaired loans at CLL primarily represent senior secured lending positions.

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Our impaired loan balance at December 31, 2011 and 2010, classified by the method used to measure impairment was as follows.

	At
	December 31,	December 31,
(In millions)	2011	2010

Method used to measure impairment
Discounted cash flow	$8,858	$7,452
Collateral value	8,444	10,541
Total	$17,302	$17,993

See Note 1 to the consolidated financial statements.

Our loss mitigation strategy is intended to minimize economic loss and, at times, can result in rate reductions, principal forgiveness, extensions, forbearance or other actions, which may cause the related loan to be classified as a troubled debt restructuring (TDR), and also as impaired. Changes to Real Estate’s loans primarily include maturity extensions, principal payment acceleration, changes to collateral terms and cash sweeps, which are in addition to, or sometimes in lieu of, fees and rate increases. The determination of whether these changes to the terms and conditions of our commercial loans meet the TDR criteria includes our consideration of all relevant facts and circumstances. At December 31, 2011, TDRs included in impaired loans were $13.4 billion, primarily relating to Real Estate ($7.0 billion), CLL ($3.6 billion) and Consumer ($2.7 billion).

Real Estate TDRs increased from $4.9 billion at December 31, 2010 to $7.0 billion at December 31, 2011, primarily driven by loans scheduled to mature during 2011, some of which were modified during 2011 and classified as TDRs upon modification. For borrowers with demonstrated operating capabilities, we work to restructure loans when the cash flow and projected value of the underlying collateral support repayment over the modified term. We deem loan modifications to be TDRs when we have granted a concession to a borrower experiencing financial difficulty and we do not receive adequate compensation in the form of an effective interest rate that is at current market rates of interest given the risk characteristics of the loan or other consideration that compensates us for the value of the concession. For the year ended December 31, 2011, we modified $4.0 billion of loans classified as TDRs, substantially all in our Debt portfolio. Changes to these loans primarily included maturity extensions, principal payment acceleration, changes to collateral or covenant terms and cash sweeps, which are in addition to, or sometimes in lieu of, fees and rate increases. The limited liquidity and higher return requirements in the real estate market for loans with higher loan-to-value (LTV) ratios has typically resulted in the conclusion that the modified terms are not at current market rates of interest, even if the modified loans are expected to be fully recoverable. We received the same or additional compensation in the form of rate increases and fees for the majority of these TDRs. Of our modifications classified as TDRs in the last twelve months, $0.1 billion have subsequently experienced a payment default.

The substantial majority of the Real Estate TDRs have reserves determined based upon collateral value. Our specific reserves on Real Estate TDRs were $0.6 billion at December 31, 2011 and $0.4 billion at December 31, 2010, and were 8.4% and 8.9%, respectively, of Real Estate TDRs. Although we experienced an increase in TDRs over this period, in many situations these loans did not require a specific reserve as collateral value adequately covered our recorded investment in the loan. While these modified loans had adequate collateral coverage, we were still required to complete our TDR classification evaluation on each of the modifications without regard to collateral adequacy.

We utilize certain short-term (three months or less) loan modification programs for borrowers experiencing temporary financial difficulties in our Consumer loan portfolio. These loan modification programs are primarily concentrated in our non-U.S. residential mortgage and non-U.S. installment and revolving portfolios. We sold our U.S. residential mortgage business in 2007 and as such, do not participate in the U.S. government-sponsored mortgage modification programs. For the year ended December 31, 2011, we provided short-term modifications of approximately $1.0 billion of consumer loans for borrowers experiencing financial difficulties, substantially all in our non-U.S. residential mortgage, credit card and personal loan portfolios, which are not classified as TDRs. For these modified loans, we provided insignificant interest rate reductions and payment deferrals, which were not part of the terms of the original contract. We expect borrowers whose loans have been modified under these short-term programs to continue to be able to meet their contractual obligations upon the conclusion of the short-term modification. In addition, we have modified $1.9 billion of Consumer loans for the year ended December 31, 2011, which are classified as TDRs. Further information on Consumer impaired loans is provided in Note 16 to the consolidated financial statements.

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Delinquencies

For additional information on delinquency rates at each of our major portfolios, see Note 16 to the consolidated financial statements.

GECC Selected European Exposures

At December 31, 2011, we had $92 billion in financing receivables to consumer and commercial customers in Europe. The GECC financing receivables portfolio in Europe is well diversified across European geographies and customers. Approximately 85% of the portfolio is secured by collateral and represents approximately 500,000 commercial customers. Several European countries, including Spain, Portugal, Ireland, Italy, Greece and Hungary (“focus countries”), have been subject to credit deterioration due to weaknesses in their economic and fiscal situations. The carrying value of GECC funded exposures in these focus countries and in the rest of Europe comprised the following at December 31, 2011.

							Rest of	Total
December 31, 2011 (In millions)	Spain	Portugal	Ireland	Italy	Greece	Hungary	Europe	Europe

Financing receivables,
before allowance
for losses on
financing receivables	$2,385	$622	$448	$7,457	$88	$3,199	$79,619	$93,818

Allowance for losses on
financing receivables	(69)	(21)	(28)	(226)	–	(139)	(1,411)	(1,894)

Financing receivables,
net of allowance
for losses(a)(b)	2,316	601	420	7,231	88	3,060	78,208	91,924

Investments(c)(d)	2	–	18	611	36	152	2,656	3,475

Cost and equity method
investments(e)	904	35	326	80	31	4	706	2,086

Derivatives,
net of collateral(c)(f)	47	–	–	86	–	–	177	310

Total funded exposures(g)(h)	$3,269	$636	$764	$8,008	$155	$3,216	$81,747	$97,795

Unfunded commitments	$–	$–	$–	$311	$–	$557	$8,168	$9,036

(a)	Financing receivable amounts are classified based on the location or nature of the related obligor.

(b)
Substantially all relates to non-sovereign obligors. Includes residential mortgage loans of approximately $34.9 billion before consideration of purchased credit protection. We have third-party mortgage insurance for approximately 29% of these residential mortgage loans, substantially all of which were originated in the U.K., Poland and France.

(c)	Investments and derivatives are classified based on the location of the parent of the obligor or issuer.

(d)
Includes $1.1 billion related to financial institutions, $0.5 billion related to non-financial institutions and $1.9 billion related to sovereign issuers. Sovereign issuances totaled $0.1 billion, $0.1 billion and $0.1 billion related to Italy, Hungary and Greece, respectively. We held no investments issued by sovereign entities in the other focus countries.

(e)	Substantially all is non-sovereign.

(f)	Net of cash collateral; entire amount is non-sovereign.

(g)
Excludes $24.2 billion of cash on short-term placement with highly rated global financial institutions based in Europe, sovereign central banks and agencies or supra national entities, of which $1.5 billion is in focus countries, and $17.4 billion of cash and equivalents placed with highly rated European financial institutions on a short-term basis, secured by U.S. Treasury securities ($9.6 billion) and sovereign bonds of non-focus countries ($7.8 billion), where the value of our collateral exceeds the amount of our cash exposure.

(h)
Excludes ELTO ($11.9 billion) and real estate held for investment ($7.3 billion), of which $2.4 billion and $1.2 billion, respectively, are held in focus countries. These assets are held under long-term investment and operating strategies, and our ELTO strategies contemplate an ability to redeploy assets under lease should default by the lessee occur. The values of these investments could be subject to decline or impairment in the current environment.

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We manage counterparty exposure, including credit risk, on an individual counterparty basis. We place defined risk limits around each obligor and review our risk exposure on the basis of both the primary and parent obligor, as well as the issuer of securities held as collateral. These limits are adjusted on an ongoing basis based on our continuing assessment of the credit risk of the obligor or issuer. In setting our counterparty risk limits, we focus on high quality credits and diversification through spread of risk in an effort to actively manage our overall exposure. We actively monitor each exposure against these limits and take appropriate action when we believe that risk limits have been exceeded or there are excess risk concentrations. Our collateral position and ability to work out problem accounts has historically mitigated our actual loss experience. Delinquency experience has been improving in our European commercial and consumer platforms in the aggregate, and we actively monitor and take action to reduce exposures where appropriate. Uncertainties surrounding European markets could have an impact on the judgments and estimates used in determining the carrying value of these assets.

Other receivables totaled $13.4 billion at December 31, 2011 and $12.9 billion at December 31, 2010, and consisted primarily of amounts due from GE (primarily related to material procurement programs of $3.5 billion and $2.7 billion at December 31, 2011 and December 31, 2010, respectively), insurance receivables, nonfinancing customer receivables, amounts due under operating leases, amounts accrued from investment income, tax receivables and various sundry items.

Property, plant and equipment totaled $51.4 billion at December 31, 2011, down $2.3 billion from 2010, primarily reflecting a reduction in equipment leased to others principally as a result of the disposal of our CLL marine container leasing business. Property, plant and equipment consisted primarily of equipment provided to third parties on operating leases. Details by category of investment are presented in Note 5 to the consolidated financial statements. Additions to property, plant and equipment were $9.9 billion and $7.7 billion during 2011 and 2010, respectively, primarily reflecting additions of commercial aircraft at GECAS.

Goodwill and other intangible assets totaled $27.2 billion and $1.5 billion, respectively, at December 31, 2011. Goodwill decreased $0.3 billion from 2010, primarily from dispositions ($0.2 billion) and the stronger U.S. dollar ($0.1 billion). Other intangible assets decreased $0.3 billion from 2010, primarily from dispositions and amortization expense. See Note 6 to the consolidated financial statements.

Other assets comprise mainly real estate equity properties and investments, equity and cost method investments, derivative instruments and assets held for sale, and totaled $75.6 billion at December 31, 2011, a decrease of $1.6 billion, primarily related to a decrease in real estate equity investments ($3.3 billion) and the sale of a substantial portion of our equity investment in Garanti Bank ($3.0 billion), partially offset by increases in the fair value of derivative instruments ($4.6 billion) and our investment in PTL ($1.2 billion). During 2011, we recognized other-than-temporary impairments of cost and equity method investments, excluding those related to real estate, of $0.1 billion.

Included in other assets are Real Estate equity investments of $23.9 billion and $27.2 billion at December 31, 2011 and December 31, 2010, respectively. Our portfolio is diversified, both geographically and by asset type. We review the estimated values of our commercial real estate investments at least annually, or more frequently as conditions warrant. Based on the most recent valuation estimates available, the carrying value of our Real Estate investments exceeded their estimated value by about $2.6 billion. Commercial real estate valuations in 2011 showed signs of improved stability and liquidity in certain markets, primarily in the U.S.; however, the pace of improvement varies significantly by asset class and market. Accordingly, there continues to be risk and uncertainty surrounding commercial real estate values. Declines in estimated value of real estate below carrying amount result in impairment losses when the aggregate undiscounted cash flow estimates used in the estimated value measurement are below the carrying amount. As such, estimated losses in the portfolio will not necessarily result in recognized impairment losses. During 2011, Real Estate recognized pre-tax impairments of $1.2 billion in its real estate held for investment, which were driven by declining cash flow projections for properties in certain markets, most notably Japan and Spain, as well as properties we have identified for short-term disposition based upon our updated outlook of local market conditions. Real Estate investments with undiscounted cash flows in excess of carrying value of 0% to 5% at December 31, 2011 had a carrying value of $1.6 billion and an associated estimated unrealized loss of approximately $0.2 billion. Continued deterioration in economic conditions or prolonged market illiquidity may result in further impairments being recognized.

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Liquidity and Borrowings

We maintain a strong focus on liquidity. We manage our liquidity to help ensure access to sufficient funding to meet our business needs and financial obligations throughout business cycles.

Our liquidity and borrowing plans for GE and GECC are established within the context of our annual financial and strategic planning processes. At GE, our liquidity and funding plans take into account the liquidity necessary to fund our operating commitments, which include primarily purchase obligations for inventory and equipment, payroll and general expenses (including pension funding). We also take into account our capital allocation and growth objectives, including paying dividends, repurchasing shares, investing in research and development and acquiring industrial businesses. At GE, we rely primarily on cash generated through our operating activities and also have historically maintained a commercial paper program that we regularly use to fund operations in the U.S., principally within fiscal quarters.

GECC’s liquidity position is targeted to meet our obligations under both normal and stressed conditions. GECC establishes a funding plan annually that is based on the projected asset size and cash needs of GE, which over the past few years, has included GE’s strategy to reduce its ending net investment in GE Capital. GECC relies on a diversified source of funding, including the unsecured term debt markets, the global commercial paper markets, deposits, secured funding, retail funding products, bank borrowings and securitizations to fund its balance sheet, in addition to cash generated through collection of principal, interest and other payments on our existing portfolio of loans and leases to fund its operating and interest expense costs.

Our 2012 funding plan anticipates repayment of principal on outstanding short-term borrowings, including the current portion of our long-term debt ($82.7 billion at December 31, 2011, which includes $2.7 billion of alternative and other funding), through issuance of long-term debt and reissuance of commercial paper, cash on hand, collections of financing receivables exceeding originations, dispositions, asset sales, and deposits and other alternative sources of funding. Interest on borrowings is primarily repaid through interest earned on existing financing receivables. During 2011, we earned interest income on financing receivables of $22.4 billion, which more than offset interest expense of $13.9 billion.

We maintain a detailed liquidity policy for GECC which includes a requirement to maintain a contingency funding plan. The liquidity policy defines our liquidity risk tolerance under different stress scenarios based on its liquidity sources and also establishes procedures to escalate potential issues. We actively monitor our access to funding markets and our liquidity profile through tracking external indicators and testing various stress scenarios. The contingency funding plan provides a framework for handling market disruptions and establishes escalation procedures in the event that such events or circumstances arise.

We are a savings and loan holding company under U.S. law and became subject to Federal Reserve Board (FRB) supervision on July 21, 2011, the one-year anniversary of the Dodd-Frank Wall Street Reform and Consumer Protection Act.  The FRB has recently finalized a regulation that requires certain organizations it supervises to submit annual capital plans for review, including institutions’ plans to make capital distributions, such as dividend payments. The applicability and timing of this proposed regulation to us is not yet determined; however, the FRB has indicated that it expects to extend these requirements to large savings and loan holding companies through separate rulemaking or by order. While the aforementioned regulations are not final, GECC's capital allocation planning is still subject to FRB review, which could affect the timing of the GE Capital dividend to the parent.

Actions taken to strengthen and maintain our liquidity are described in the following section.

Liquidity Sources

GE maintains liquidity sources that consist of cash and equivalents and a portfolio of high-quality, liquid investments (Liquidity Portfolio) and committed unused credit lines.

GE has consolidated cash and equivalents of $84.5 billion at December 31, 2011, which is available to meet its needs. Of this, approximately $8 billion is held at GE and approximately $77 billion is held at GECC.

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Most of GE’s cash and equivalents are held outside the U.S. and are available to fund operations and other growth of non-U.S. subsidiaries; they are also available to fund our needs in the U.S. on a short-term basis without being subject to U.S. tax.  Less than $1 billion of GE cash and equivalents is held in countries with currency controls that may restrict the transfer of funds to the U.S. or limit our ability to transfer funds to the U.S. without incurring substantial costs.  These funds are available to fund operations and growth in these countries and we do not currently anticipate a need to transfer these funds to the U.S.

At GECC, about $9 billion of cash and equivalents are in regulated banks and insurance entities and are subject to regulatory restrictions.

Under current tax laws, should GE or GECC determine to repatriate cash and equivalents held outside the U.S., we may be subject to additional U.S. income taxes and foreign withholding taxes.

In addition to GE’s $84.5 billion of cash and equivalents, we have a centrally-managed portfolio of high-quality, liquid investments with a fair value of $3.6 billion at December 31, 2011. The Liquidity Portfolio is used to manage liquidity and meet our operating needs under both normal and stress scenarios. The investments consist of unencumbered U.S. government securities, U.S. agency securities, securities guaranteed by the government, supranational securities, and a select group of non-U.S. government securities. We believe that we can readily obtain cash for these securities, even in stressed market conditions.

We have committed, unused credit lines totaling $52.4 billion that have been extended to us by 58 financial institutions at December 31, 2011. These lines include $35.1 billion of revolving credit agreements under which we can borrow funds for periods exceeding one year. Additionally, $16.7 billion are 364-day lines that contain a term-out feature that allows us to extend borrowings for one year from the date of expiration of the lending agreement.

At December 31, 2011, our aggregate cash and equivalents and committed credit lines were more than twice our commercial paper borrowings balance.

Funding Plan

GE has reduced its GE Capital ending net investment, excluding cash and equivalents, from $513 billion at January 1, 2009 to $445 billion at December 31, 2011.

In 2011, we completed issuances of $26.9 billion of senior unsecured debt and $2.0 billion of subordinated notes with maturities up to 25 years (and subsequent to December 31, 2011 through February 24, 2012, an additional $11.6 billion). Average commercial paper borrowings during the fourth quarter were $42.4 billion and the maximum amount of commercial paper borrowings outstanding during the fourth quarter was $45.0 billion. Our commercial paper maturities are funded principally through new issuances.

Under the Federal Deposit Insurance Corporation’s (FDIC) Temporary Liquidity Guarantee Program (TLGP), the FDIC guaranteed certain senior, unsecured debt issued by GECC on or before October 31, 2009 for which we paid $2.3 billion of fees to the FDIC for our participation. Our TLGP-guaranteed debt has remaining maturities of $35 billion in 2012. We anticipate funding these and our other long-term debt maturities through a combination of existing cash, new debt issuances, collections exceeding originations, dispositions, asset sales, deposits and other alternative sources of funding. GECC and GE are parties to an Eligible Entity Designation Agreement and GECC is subject to the terms of a Master Agreement, each entered into with the FDIC. The terms of these agreements include, among other things, a requirement that GE and GECC reimburse the FDIC for any amounts that the FDIC pays to holders of GECC debt that is guaranteed by the FDIC.

We securitize financial assets as an alternative source of funding. During 2011, we completed $11.8 billion of non-recourse issuances and had maturities of $12.0 billion. At December 31, 2011, consolidated non-recourse borrowings were $29.3 billion.

We have deposit-taking capability at 11 banks outside of the U.S. and two banks in the U.S. – GE Capital Retail Bank (formerly GE Money Bank), a Federal Savings Bank (FSB), and GE Capital Financial Inc., an industrial bank (IB). The FSB and IB currently issue certificates of deposit (CDs) in maturity terms from three months to ten years.

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Total alternative funding at December 31, 2011 was $66 billion, composed mainly of $43 billion bank deposits, $9 billion of funding secured by real estate, aircraft and other collateral and $8 billion GE Interest Plus notes. The comparable amount at December 31, 2010 was $60 billion.

Credit Ratings

On April 3, 2012, Moody’s Investors Service (Moody’s) announced that it had downgraded the senior unsecured debt rating of GE by one notch from Aa2 to Aa3 and the senior unsecured debt rating of GECC by two notches from Aa2 to A1. The ratings downgrade does not affect GE’s and GECC’s short-term funding ratings of P-1, which were affirmed by Moody’s.  Moody’s ratings outlook for GE and GECC is stable.  We do not anticipate any material operational, funding or liquidity impacts from this ratings downgrade.

As further disclosed in our 2011 consolidated financial statements, GECC has fully guaranteed repayment of $4.1 billion of guaranteed investment contract (GIC) obligations of Trinity.  As a result of Moody’s downgrade, substantially all of these GICs became redeemable by the holders. In addition, another consolidated entity also had issued GICs where proceeds are loaned to GECC and $1.1 billion of these GICs became redeemable by the holders. On May 1, 2012, holders of $2.1 billion in principal amount of GICs redeemed their holdings and GECC made related cash payments. These redemptions were fully considered in our previously discussed liquidity plan. As of May 2, 2012, the contractual redemption period for $0.8 billion of GICs had not yet expired. Subsequent to this contractual redemption period, the remaining outstanding GICs will continue to be subject to the existing terms and maturities of their respective contracts.

Additionally, there were other contracts affected by the downgrade with provisions requiring us to provide additional funding, post collateral and make other payments.  The total cash and collateral impact of these contracts was less than $0.6 billion.

Exchange rate and interest rate risks are managed with a variety of techniques, including match funding and selective use of derivatives. We use derivatives to mitigate or eliminate certain financial and market risks because we conduct business in diverse markets around the world and local funding is not always efficient. In addition, we use derivatives to adjust the debt we are issuing to match the fixed or floating nature of the assets we are originating. We apply strict policies to manage each of these risks, including prohibitions on speculative activities. Following is an analysis of the potential effects of changes in interest rates and currency exchange rates using so-called “shock” tests that seek to model the effects of shifts in rates. Such tests are inherently limited based on the assumptions used (described further below) and should not be viewed as a forecast; actual effects would depend on many variables, including market factors and the composition of our assets and liability portfolio at that time.

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It is our policy to minimize exposure to interest rate changes. We fund our financial investments using debt or a combination of debt and hedging instruments so that the interest rates of our borrowings match the expected interest rate profile on our assets. To test the effectiveness of our fixed rate positions, we assumed that, on January 1, 2012, interest rates increased by 100 basis points across the yield curve (a “parallel shift” in that curve) and further assumed that the increase remained in place for 2012. We estimated, based on the year-end 2011 portfolio and holding all other assumptions constant, that our 2012 consolidated net earnings would decline by less than $0.1 billion as a result of this parallel shift in the yield curve.

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It is our policy to minimize currency exposures and to conduct operations either within functional currencies or using the protection of hedge strategies. We analyzed year-end 2011 consolidated currency exposures, including derivatives designated and effective as hedges, to identify assets and liabilities denominated in other than their relevant functional currencies. For such assets and liabilities, we then evaluated the effects of a 10% shift in exchange rates between those currencies and the U.S. dollar, holding all other assumptions constant. This analysis indicated that our 2012 consolidated net earnings would decline by less than $0.1 billion as a result of such a shift in exchange rates.

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Debt and Derivative Instruments, Guarantees and Covenants

Principal debt and derivative conditions are described below.

Certain of our derivative instruments can be terminated if specified credit ratings are not maintained and certain debt and derivatives agreements of other consolidated entities have provisions that are affected by these credit ratings. As of December 31, 2011, GE and GECC’s long-term unsecured debt credit rating from Standard and Poor’s Ratings Service (S&P) was “AA+” with a stable outlook and from Moody’s Investors Service (“Moody’s”) was “Aa2” with a stable outlook. As of December 31, 2011, GE and GECC’s short-term credit rating from S&P was “A-1+” and from Moody’s was “P-1”. We are disclosing these ratings to enhance understanding of our sources of liquidity and the effects of our ratings on our costs of funds. Although we currently do not expect a downgrade in the credit ratings, our ratings may be subject to revision or withdrawal at any time by the assigning rating organization, and each rating should be evaluated independently of any other rating.

Fair values of our derivatives can change significantly from period to period based on, among other factors, market movements and changes in our positions. We manage counterparty credit risk (the risk that counterparties will default and not make payments to us according to the terms of our standard master agreements) on an individual counterparty basis. Where we have agreed to netting of derivative exposures with a counterparty, we offset our exposures with that counterparty and apply the value of collateral posted to us to determine the net exposure. Accordingly, we actively monitor these net exposures against defined limits and take appropriate actions in response, including requiring additional collateral.

Swap, forward and option contracts are executed under standard master agreements that typically contain mutual downgrade provisions that provide the ability of the counterparty to require termination if the long-term credit rating of the applicable GE entity were to fall below A-/A3. In certain of these master agreements, the counterparty also has the ability to require termination if the short-term rating of the applicable GE entity were to fall below A-1/P-1. The net derivative liability after consideration of netting arrangements, outstanding interest payments and collateral posted by us under these master agreements was estimated to be $0.9 billion at December 31, 2011. See Note 15 to the consolidated financial statements.

Other debt and derivative agreements of consolidated entities:

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Trinity comprises two consolidated entities that hold investment securities, the majority of which are investment grade, and are funded by the issuance of GICs. Since 2004, GECC has fully guaranteed repayment of these entities’ GIC obligations. If the long-term credit rating of GECC were to fall below AA-/Aa3 or its short-term credit rating were to fall below A-1/P-1, certain GIC holders could require immediate repayment of their investment. To the extent that amounts due exceed the ultimate value of proceeds realized from Trinity assets, GECC would be required to provide such excess amount. As of December 31, 2011, the carrying value of the liabilities of these entities was $5.6 billion and the fair value of their assets was $4.7 billion (which included net unrealized losses on investment securities of $0.7 billion). With respect to these investment securities, we intend to hold them at least until such time as their individual fair values exceed their amortized cost. We have the ability to hold all such debt securities until maturity.

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Another consolidated entity also had issued GICs where proceeds are loaned to GECC. If the long-term credit rating of GECC were to fall below AA-/Aa3 or its short-term credit rating were to fall below A-1+/P-1, GECC could be required to provide up to approximately $1.7 billion as of December 31, 2011, to repay holders of GICs, compared to $2.3 billion at December 31, 2010. These obligations are included in long-term borrowings in our Statement of Financial Position in the consolidated financial statements.

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If the short-term credit rating of GECC were reduced below A-1/P-1, GECC would be required to partially cash collateralize certain covered bonds. The maximum amount that would be required to be provided in the event of such a downgrade is determined by contract and amounted to $0.7 billion and $0.8 billion at December 31, 2011 and December 31, 2010, respectively. These obligations are included in long-term borrowings in our Statement of Financial Position in the consolidated financial statements.

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Ratio of Earnings to Fixed Charges, Income Maintenance Agreement and Subordinated Debentures

On March 28, 1991, GE entered into an agreement with GECC to make payments to GECC, constituting additions to pre-tax income under the agreement, to the extent necessary to cause the ratio of earnings to fixed charges of GECC and consolidated affiliates (determined on a consolidated basis) to be not less than 1.10:1 for the period, as a single aggregation, of each GECC fiscal year commencing with fiscal year 1991.  GECC’s ratio of earnings to fixed charges was 1.51:1 for 2011. No payment is required in 2012 pursuant to this agreement.

Any payment made under the Income Maintenance Agreement will not affect the ratio of earnings to fixed charges as determined in accordance with current SEC rules because it does not constitute an addition to pre-tax income under current U.S. GAAP.

In addition, in connection with certain subordinated debentures for which GECC receives equity credit by rating agencies, GE has agreed to promptly return dividends, distributions or other payments it receives from GECC during events of default or interest deferral periods under such subordinated debentures. There were $7.2 billion of such debentures outstanding at December 31, 2011. See Note 8 to the consolidated financial statements.

Statement of Changes in Shareowner’s Equity

Shareowner’s equity increased $8.1 billion in 2011, decreased $1.8 billion in 2010 and increased $17.6 billion in 2009.

Net earnings increased GECC shareowner’s equity by $6.5 billion, $2.2 billion and $1.4 billion in 2011, 2010 and 2009, respectively. There were no dividends declared in 2011, 2010 and 2009.

Elements of other comprehensive income increased shareowner’s equity by $1.6 billion in 2011, as compared with a decrease of $2.2 billion and an increase of $6.6 billion in 2010 and 2009, respectively, inclusive of changes in accounting principles. The components of these changes are as follows:

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Currency translation adjustments increased shareowner’s equity by $1.0 billion in 2011, decreased equity by $2.7 billion in 2010 and increased equity by $2.6 billion in 2009. Changes in currency translation adjustments reflect the effects of changes in currency exchange rates on our net investment in non-U.S. subsidiaries that have functional currencies other than the U.S. dollar. At year end 2011 and 2010, the U.S. dollar strengthened against most major currencies, including the pound sterling and the euro, and weakened against the Australian dollar and the Japanese yen. Releases from accumulated other comprehensive income (AOCI) related to dispositions and changes in deferred taxes more than offset the effect in 2011. At year end 2009, the dollar weakened against most major currencies.

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The change in fair value of investment securities increased shareowner’s equity by $0.6 billion in 2011, reflecting lower interest rates and improved market conditions related to U.S. corporate securities, partially offset by adjustments to reflect the effect of the unrealized gains on insurance-related assets and equity. The change in fair value of investment securities increased shareowner’s equity by an insignificant amount and $2.7 billion in 2010 and 2009, respectively. Further information about investment securities is provided in Note 3 to the consolidated financial statements.

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Changes in the fair value of derivatives designated as cash flow hedges increased shareowner’s equity by $0.2 billion in 2011, primarily reflecting lower fair values of interest rate and cross currency hedges which were more than offset by releases from AOCI contemporaneous with the earnings effects of the related hedged items, principally as an adjustment of interest expense on borrowings. The change in the fair value of derivatives designated as cash flow hedges increased equity by $0.5 billion and $1.4 billion in 2010 and 2009, respectively. Further information about the fair value of derivatives is provided in Note 15 to the consolidated financial statements.

As discussed previously in the Liquidity and Borrowings section, in the fourth quarter of 2008, GE raised $15.0 billion in cash through common and preferred stock offerings and contributed $15.0 billion to our former parent, GECS, including $9.5 billion in the first quarter of 2009 (of which $8.8 billion was further contributed to GECC through capital contribution and share issuance). As a result of this action, additional paid-in capital increased by $9.5 billion in 2009.

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Statement of Cash Flows – Overview from 2009 through 2011

Our cash and equivalents were $76.7 billion at December 31, 2011, compared with $60.3 billion at December 31, 2010. Our cash from operating activities totaled $21.1 billion for 2011, compared with cash from operating activities of $21.6 billion for the same period of 2010. This was primarily due to increases, compared to the prior year, in cash paid for income taxes of $0.7 billion and decreases in accrued expenses of $1.4 billion, partially offset by increases in net cash collateral held from counterparties on derivative contracts of $1.2 billion.

Consistent with our plan to reduce our asset levels, cash from investing activities was $29.2 billion in 2011, resulting from a $14.4 billion reduction in financing receivables due to collections exceeding originations. We received proceeds of $11.6 billion from sales of our Australian Home Lending operations ($4.6 billion), our Consumer businesses in Mexico ($1.9 billion), Canada ($1.4 billion) and Singapore ($0.7 billion), our Consumer RV Marine ($1.8 billion), our Real Estate Interpark business ($0.7 billion), our CLL marine container leasing business ($0.4 billion) and our CLL trailer fleet services business in Mexico ($0.1 billion). Additionally, we received proceeds of $4.4 billion from the sale of our equity method investments in Garanti Bank ($3.8 billion) and Banco Colpatria ($0.6 billion). These increases are partially offset by an increase in equipment purchases, mainly at our GECAS and CLL businesses.

GECC cash used for financing activities in 2011 of $33.1 billion related primarily to a $37.8 billion reduction in total borrowings, consisting primarily of reductions in long-term borrowings and commercial paper, partially offset by an increase in deposits at our banks.

Our former parent, GECS, paid dividends to GE and GECC paid dividends to GECS through a distribution of its retained earnings, including special dividends from proceeds of certain business sales. Beginning in the first quarter of 2009, our former parent, GECS, and GECC suspended their normal dividend. There were no special dividends paid in 2011, 2010 or 2009.

Contractual Obligations

As defined by reporting regulations, our contractual obligations for future payments as of December 31, 2011, follow.

	Payments due by period
					2017 and
(In billions)	Total	2012	2013-2014	2015-2016	thereafter

Borrowings and bank deposits (Note 8)	$443.1	$172.5	$99.6	$52.5	$118.5
Interest on borrowings and
bank deposits	114.7	11.8	17.1	12.4	73.4
Purchase obligations(a)(b)	30.2	12.7	10.8	3.0	3.7
Insurance liabilities (Note 9)(c)	23.7	2.9	3.6	2.5	14.7
Operating lease obligations (Note 13)	2.1	0.5	0.6	0.3	0.7
Other liabilities(d)	20.6	17.8	1.9	0.3	0.6
Contractual obligations of
discontinued operations(e)	1.3	1.3	–	–	–

(a)
Included all take-or-pay arrangements, capital expenditures, contractual commitments to purchase equipment that will be leased to others, contractual commitments related to factoring agreements, software acquisition/license commitments and any contractually required cash payments for acquisitions.

(b)
Excluded funding commitments entered into in the ordinary course of business. Further information on these commitments and other guarantees is provided in Note 18 to the consolidated financial statements.

(c)	Included contracts with reasonably determinable cash flows such as structured settlements, certain property and casualty contracts, and guaranteed investment contracts.

(d)
Included an estimate of future expected funding requirements related to our pension and postretirement benefit plans and included liabilities for unrecognized tax benefits. Because their future cash outflows are uncertain, the following non-current liabilities are excluded from the table above: deferred taxes, derivatives, deferred revenue and other sundry items. For further information on certain of these items, see Notes 10 and 15 to the consolidated financial statements.

(e)	Included payments for other liabilities.

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Variable Interest Entities

We securitize financial assets and arrange other forms of asset-backed financing in the ordinary course of business as an alternative source of funding. The securitization transactions we engage in are similar to those used by many financial institutions.

The assets we securitize include: receivables secured by equipment, commercial real estate, credit card receivables, floorplan inventory receivables, GE trade receivables and other assets originated and underwritten by us in the ordinary course of business. The securitizations are funded with asset-backed commercial paper and term debt.

Substantially all of our securitization VIEs are consolidated because we are considered to be the primary beneficiary of the entity. Our interests in other VIEs for which we are not the primary beneficiary are accounted for as investment securities, financing receivables or equity method investments depending on the nature of our involvement.

At December 31, 2011, consolidated variable interest entity assets and liabilities were $46.3 billion and $35.5 billion, respectively, a decrease of $2.9 billion and $1.8 billion from 2010, respectively. Assets held by these entities are of equivalent credit quality to our on-book assets. We monitor the underlying credit quality in accordance with our role as servicer and apply rigorous controls to the execution of securitization transactions. With the exception of credit and liquidity support discussed below, investors in these entities have recourse only to the underlying assets.
At December 31, 2011, investments in unconsolidated VIEs, including our noncontrolling interest in PTL, were $16.9 billion, an increase of $4.3 billion from 2010, primarily related to an increase of $2.1 billion in an investment in asset-backed securities issued by a senior secured loan fund and $1.2 billion in PTL. In addition to our existing investments, we have contractual obligations to fund additional investments in the unconsolidated VIEs to fund new asset origination. At December 31, 2011, these contractual obligations were $4.3 billion, a decrease of $0.7 billion from 2010.

We do not have implicit support arrangements with any VIE. We did not provide non-contractual support for previously transferred financing receivables to any VIE in either 2011 or 2010.

Critical Accounting Estimates

Accounting estimates and assumptions discussed in this section are those that we consider to be the most critical to an understanding of our financial statements because they involve significant judgments and uncertainties. Many of these estimates include determining fair value. All of these estimates reflect our best judgment about current, and for some estimates future, economic and market conditions and their effects based on information available as of the date of these financial statements. If these conditions change from those expected, it is reasonably possible that the judgments and estimates described below could change, which may result in future impairments of investment securities, goodwill, intangibles and long-lived assets, incremental losses on financing receivables, increases in reserves for contingencies, establishment of valuation allowances on deferred tax assets and increased tax liabilities, among other effects. Also see Note 1, Summary of Significant Accounting Policies, to the consolidated financial statements, which discusses the significant accounting policies that we have selected from acceptable alternatives.

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Losses on financing receivables are recognized when they are incurred, which requires us to make our best estimate of probable losses inherent in the portfolio. The method for calculating the best estimate of losses depends on the size, type and risk characteristics of the related financing receivable. Such an estimate requires consideration of historical loss experience, adjusted for current conditions, and judgments about the probable effects of relevant observable data, including present economic conditions such as delinquency rates, financial health of specific customers and market sectors, collateral values (including housing price indices as applicable), and the present and expected future levels of interest rates.  The underlying assumptions, estimates and assessments we use to provide for losses are updated periodically to reflect our view of current conditions. Changes in such estimates can significantly affect the allowance and provision for losses. It is possible that we will experience credit losses that are different from our current estimates. Write-offs in both our consumer and commercial portfolios can also reflect both losses that are incurred subsequent to the beginning of a fiscal year and information becoming available during that fiscal year which may identify further deterioration on exposures existing prior to the beginning of that fiscal year, and for which reserves could not have been previously recognized. Our risk management process includes standards and policies for reviewing major risk exposures and concentrations, and evaluates relevant data either for individual loans or financing leases, or on a portfolio basis, as appropriate.

Further information is provided in the Global Risk Management section and Financial Resources and Liquidity – Financing Receivables section, the Asset Impairment section that follows and in Notes 1, 4 and 16 to the consolidated financial statements.

Asset impairment assessment involves various estimates and assumptions as follows:

Investments. We regularly review investment securities for impairment using both quantitative and qualitative criteria. Effective April 1, 2009, the FASB amended ASC 320 and modified the requirements for recognizing and measuring other-than-temporary impairment for debt securities. If we do not intend to sell the security and it is not more likely than not that we will be required to sell the security before recovery of our amortized cost, we evaluate other qualitative criteria to determine whether a credit loss exists, such as the financial health of and specific prospects for the issuer, including whether the issuer is in compliance with the terms and covenants of the security. Quantitative criteria include determining whether there has been an adverse change in expected future cash flows. For equity securities, our criteria include the length of time and magnitude of the amount that each security is in an unrealized loss position. Our other-than-temporary impairment reviews involve our finance, risk and asset management functions as well as the portfolio management and research capabilities of our internal and third-party asset managers. See Note 1 to the consolidated financial statements which discusses the determination of fair value of investment securities.

Further information about actual and potential impairment losses is provided in the Financial Resources and Liquidity – Investment Securities section and in Notes 1, 3 and 7 to the consolidated financial statements.

Long-Lived Assets. We review long-lived assets for impairment whenever events or changes in circumstances indicate that the related carrying amounts may not be recoverable. Determining whether an impairment has occurred typically requires various estimates and assumptions, including determining which undiscounted cash flows are directly related to the potentially impaired asset, the useful life over which cash flows will occur, their amount, and the asset’s residual value, if any. In turn, measurement of an impairment loss requires a determination of fair value, which is based on the best information available. We derive the required undiscounted cash flow estimates from our historical experience and our internal business plans. To determine fair value, we use quoted market prices when available, our internal cash flow estimates discounted at an appropriate interest rate and independent appraisals, as appropriate.

Our operating lease portfolio of commercial aircraft is a significant concentration of assets in GECAS, and is particularly subject to market fluctuations. Therefore, we test recoverability of each aircraft in our operating lease portfolio at least annually. Additionally, we perform quarterly evaluations in circumstances such as when aircraft are re-leased, current lease terms have changed or a specific lessee’s credit standing changes. We consider market conditions, such as global demand for commercial aircraft. Estimates of future rentals and residual values are based on historical experience and information received routinely from independent appraisers. Estimated cash flows from future leases are reduced for expected downtime between leases and for estimated technical costs required to prepare aircraft to be redeployed. Fair value used to measure impairment is based on management’s best estimate. In determining its best estimate, management evaluates average current market values (obtained from third parties) of similar type and age aircraft, which are adjusted for the attributes of the specific aircraft under lease.

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We recognized impairment losses on our operating lease portfolio of commercial aircraft of $0.3 billion and $0.4 billion in 2011 and 2010, respectively. Provisions for losses on financing receivables related to commercial aircraft were an insignificant amount for both 2011 and 2010.

Further information on impairment losses and our exposure to the commercial aviation industry is provided in the Operations – Overview section and in Notes 5 and 18 to the consolidated financial statements.

Real Estate. We review the estimated value of our commercial real estate investments at least annually, or more frequently as conditions warrant. The cash flow estimates used for both estimating value and the recoverability analysis are inherently judgmental, and reflect current and projected lease profiles, available industry information about expected trends in rental, occupancy and capitalization rates and expected business plans, which include our estimated holding period for the asset. Our portfolio is diversified, both geographically and by asset type. However, the global real estate market is subject to periodic cycles that can cause significant fluctuations in market values. Based on the most recent valuation estimates available, the carrying value of our Real Estate investments exceeded their estimated value by about $2.6 billion. Commercial real estate valuations in 2011 showed signs of improved stability and liquidity in certain markets, primarily in the U.S.; however, the pace of improvement varies significantly by asset class and market. Accordingly, there continues to be risk and uncertainty surrounding commercial real estate values. Declines in the estimated value of real estate below carrying amount result in impairment losses when the aggregate undiscounted cash flow estimates used in the estimated value measurement are below the carrying amount. As such, estimated losses in the portfolio will not necessarily result in recognized impairment losses. When we recognize an impairment, the impairment is measured using the estimated fair value of the underlying asset, which is based upon cash flow estimates that reflect current and projected lease profiles and available industry information about capitalization rates and expected trends in rents and occupancy and is corroborated by external appraisals. During 2011, Real Estate recognized pre-tax impairments of $1.2 billion in its real estate held for investment, as compared to $2.3 billion in 2010. Continued deterioration in economic conditions or prolonged market illiquidity may result in further impairments being recognized. Furthermore, significant judgment and uncertainty related to forecasted valuation trends, especially in illiquid markets, results in inherent imprecision in real estate value estimates. Further information is provided in the Global Risk Management and the Other Assets sections and in Note 7 to the consolidated financial statements.

Goodwill and Other Identified Intangible Assets. We test goodwill for impairment annually and more frequently if circumstances warrant. We determine fair values for each of the reporting units using an income approach. When available and appropriate, we use comparative market multiples to corroborate discounted cash flow results. For purposes of the income approach, fair value is determined based on the present value of estimated future cash flows, discounted at an appropriate risk-adjusted rate. We use our internal forecasts to estimate future cash flows and include an estimate of long-term future growth rates based on our most recent views of the long-term outlook for each business. Actual results may differ from those assumed in our forecasts. We derive our discount rates using a capital asset pricing model and analyzing published rates for industries relevant to our reporting units to estimate the cost of equity financing. We use discount rates that are commensurate with the risks and uncertainty inherent in the respective businesses and in our internally developed forecasts. Discount rates used in our reporting unit valuations ranged from 11% to 13.75%. Valuations using the market approach reflect prices and other relevant observable information generated by market transactions involving comparable businesses.

Compared to the market approach, the income approach more closely aligns each reporting unit valuation to our business profile, including geographic markets served and product offerings. Required rates of return, along with uncertainty inherent in the forecasts of future cash flows, are reflected in the selection of the discount rate. Equally important, under this approach, reasonably likely scenarios and associated sensitivities can be developed for alternative future states that may not be reflected in an observable market price. A market approach allows for comparison to actual market transactions and multiples. It can be somewhat more limited in its application because the population of potential comparables is often limited to publicly-traded companies where the characteristics of the comparative business and ours can be significantly different, market data is usually not available for divisions within larger conglomerates or non-public subsidiaries that could otherwise qualify as comparable, and the specific circumstances surrounding a market transaction (e.g., synergies between the parties, terms and conditions of the transaction, etc.) may be different or irrelevant with respect to our business. It can also be difficult, under certain market conditions, to identify orderly transactions between market participants in similar businesses. We assess the valuation methodology based upon the relevance and availability of the data at the time we perform the valuation and weight the methodologies appropriately.

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Estimating the fair value of reporting units requires the use of estimates and significant judgments that are based on a number of factors including actual operating results.  If current conditions persist longer or deteriorate further than expected, it is reasonably possible that the judgments and estimates described above could change in future periods.

We review identified intangible assets with defined useful lives and subject to amortization for impairment whenever events or changes in circumstances indicate that the related carrying amounts may not be recoverable. Determining whether an impairment loss occurred requires comparing the carrying amount to the sum of undiscounted cash flows expected to be generated by the asset. For our insurance activities remaining in continuing operations, we periodically test for impairment our deferred acquisition costs and present value of future profits.

Further information is provided in the Financial Resources and Liquidity – Goodwill and Other Intangible Assets section and in Notes 1 and 6 to the consolidated financial statements.

Income Taxes. Our annual tax rate is based on our income, statutory tax rates and tax planning opportunities available to us in the various jurisdictions in which we operate. Tax laws are complex and subject to different interpretations by the taxpayer and respective governmental taxing authorities. Significant judgment is required in determining our tax expense and in evaluating our tax positions, including evaluating uncertainties. We review our tax positions quarterly and adjust the balances as new information becomes available. Our income tax rate is significantly affected by the tax rate on our global operations. In addition to local country tax laws and regulations, this rate depends on the extent earnings are indefinitely reinvested outside the United States. Indefinite reinvestment is determined by management’s judgment about and intentions concerning the future operations of the Company. At December 31, 2011 and 2010, $68 billion and $62 billion of earnings, respectively, have been indefinitely reinvested outside the United States. Most of these earnings have been reinvested in active non-U.S. business operations, and we do not intend to repatriate these earnings to fund U.S. operations. Because of the availability of U.S. foreign tax credits, it is not practicable to determine the U.S. federal income tax liability that would be payable if such earnings were not reinvested indefinitely. Deferred income tax assets represent amounts available to reduce income taxes payable on taxable income in future years. Such assets arise because of temporary differences between the financial reporting and tax bases of assets and liabilities, as well as from net operating loss and tax credit carryforwards. We evaluate the recoverability of these future tax deductions and credits by assessing the adequacy of future expected taxable income from all sources, including reversal of taxable temporary differences, forecasted operating earnings and available tax planning strategies. These sources of income rely heavily on estimates. We use our historical experience and our short and long-range business forecasts to provide insight. Further, our global and diversified business portfolio gives us the opportunity to employ various prudent and feasible tax planning strategies to facilitate the recoverability of future deductions. Amounts recorded for deferred tax assets related to non-U.S. net operating losses, net of valuation allowances, were $3.8 billion and $3.3 billion at December 31, 2011 and 2010, respectively, including $0.9 billion and $1.0 billion at December 31, 2011 and 2010, respectively, of deferred tax assets, net of valuation allowances, associated with losses reported in discontinued operations, primarily related to our loss on the sale of GE Money Japan. Such year-end 2011 amounts are expected to be fully recoverable within the applicable statutory expiration periods. To the extent we do not consider it more likely than not that a deferred tax asset will be recovered, a valuation allowance is established.

Further information on income taxes is provided in the Operations – Overview section and in Note 10 to the consolidated financial statements.

Derivatives and Hedging. We use derivatives to manage a variety of risks, including risks related to interest rates, foreign exchange and commodity prices. Accounting for derivatives as hedges requires that, at inception and over the term of the arrangement, the hedged item and related derivative meet the requirements for hedge accounting. The rules and interpretations related to derivatives accounting are complex. Failure to apply this complex guidance correctly will result in all changes in the fair value of the derivative being reported in earnings, without regard to the offsetting changes in the fair value of the hedged item.

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In evaluating whether a particular relationship qualifies for hedge accounting, we test effectiveness at inception and each reporting period thereafter by determining whether changes in the fair value of the derivative offset, within a specified range, changes in the fair value of the hedged item. If fair value changes fail this test, we discontinue applying hedge accounting to that relationship prospectively. Fair values of both the derivative instrument and the hedged item are calculated using internal valuation models incorporating market-based assumptions, subject to third-party confirmation, as applicable.

At December 31, 2011, derivative assets and liabilities were $9.7 billion and $0.5 billion, respectively. Further information about our use of derivatives is provided in Notes 1, 7, 14 and 15 to the consolidated financial statements.

Fair Value Measurements.  Assets and liabilities measured at fair value every reporting period include investments in debt and equity securities and derivatives.  Assets that are not measured at fair value every reporting period but that are subject to fair value measurements in certain circumstances include loans and long-lived assets that have been reduced to fair value when they are held for sale, impaired loans that have been reduced based on the fair value of the underlying collateral, cost and equity method investments and long-lived assets that are written down to fair value when they are impaired and the remeasurement of retained investments in formerly consolidated subsidiaries upon a change in control that results in deconsolidation of a subsidiary, if we sell a controlling interest and retain a noncontrolling stake in the entity. Assets that are written down to fair value when impaired and retained investments are not subsequently adjusted to fair value unless further impairment occurs.

A fair value measurement is determined as the price we would receive to sell an asset or pay to transfer a liability in an orderly transaction between market participants at the measurement date. In the absence of active markets for the identical assets or liabilities, such measurements involve developing assumptions based on market observable data and, in the absence of such data, internal information that is consistent with what market participants would use in a hypothetical transaction that occurs at the measurement date. The determination of fair value often involves significant judgments about assumptions such as determining an appropriate discount rate that factors in both risk and liquidity premiums, identifying the similarities and differences in market transactions, weighting those differences accordingly and then making the appropriate adjustments to those market transactions to reflect the risks specific to our asset being valued. Further information on fair value measurements is provided in Notes 1, 14 and 15 to the consolidated financial statements.

Other loss contingencies are uncertain and unresolved matters that arise in the ordinary course of business and result from events or actions by others that have the potential to result in a future loss. Such contingencies include, but are not limited to environmental obligations, litigation, regulatory proceedings, product quality and losses resulting from other events and developments.

When a loss is considered probable and reasonably estimable, we record a liability in the amount of our best estimate for the ultimate loss. When there appears to be a range of possible costs with equal likelihood, liabilities are based on the low-end of such range. However, the likelihood of a loss with respect to a particular contingency is often difficult to predict and determining a meaningful estimate of the loss or a range of loss may not be practicable based on the information available and the potential effect of future events and decisions by third parties that will determine the ultimate resolution of the contingency. Moreover, it is not uncommon for such matters to be resolved over many years, during which time relevant developments and new information must be continuously evaluated to determine both the likelihood of potential loss and whether it is possible to reasonably estimate a range of possible loss. When a loss is probable but a reasonable estimate cannot be made, disclosure is provided.

Disclosure also is provided when it is reasonably possible that a loss will be incurred or when it is reasonably possible that the amount of a loss will exceed the recorded provision. We regularly review all contingencies to determine whether the likelihood of loss has changed and to assess whether a reasonable estimate of the loss or range of loss can be made. As discussed above, development of a meaningful estimate of loss or a range of potential loss is complex when the outcome is directly dependent on negotiations with or decisions by third parties, such as regulatory agencies, the court system and other interested parties. Such factors bear directly on whether it is possible to reasonably estimate a range of potential loss and boundaries of high and low estimates.

Further information is provided in Note 18 to the consolidated financial statements.

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Other Information

New Accounting Standards

In June 2011, the FASB issued amendments to existing standards for reporting comprehensive income. Accounting Standards Update (ASU) 2011-05 rescinds the requirement to present a Consolidated Statement of Changes in Share Owners’ Equity and introduces a new statement, the Consolidated Statement of Comprehensive Income. The new statement begins with net income and adds or deducts other recognized changes in assets and liabilities that are not included in net earnings under GAAP. For example, unrealized changes in currency translation adjustments are included in the measure of comprehensive income but are excluded from net earnings. The amendments are effective for our first quarter 2012 financial statements. The amendments affect only the display of those components of equity categorized as other comprehensive income and do not change existing recognition and measurement requirements that determine net earnings.

In May 2011, the FASB issued amendments to existing standards for fair value measurement and disclosure, which are effective in the first quarter of 2012. The amendments clarify or change the application of existing fair value measurements, including: that the highest and best use and valuation premise in a fair value measurement are relevant only when measuring the fair value of nonfinancial assets; that a reporting entity should measure the fair value of its own equity instrument from the perspective of a market participant that holds that instrument as an asset; to permit an entity to measure the fair value of certain financial instruments on a net basis rather than based on its gross exposure when the reporting entity manages its financial instruments on the basis of such net exposure; that in the absence of a Level 1 input, a reporting entity should apply premiums and discounts when market participants would do so when pricing the asset or liability consistent with the unit of account; and that premiums and discounts related to size as a characteristic of the reporting entity’s holding are not permitted in a fair value measurement.  The impact of adopting these amendments is expected to be immaterial to the financial statements.

Supplemental Information

Financial Measures that Supplement Generally Accepted Accounting Principles

We sometimes use information derived from consolidated financial information but not presented in our financial statements prepared in accordance with U.S. generally accepted accounting principles (GAAP). Certain of these data are considered “non-GAAP financial measures” under U.S. Securities and Exchange Commission rules. Specifically, we have referred, in various sections to:

•	Average total GECC shareowner’s equity, excluding effects of discontinued operations

•	Ratio of debt to equity at GECC, net of cash and equivalents and with classification of hybrid debt as equity

•	GE Capital ending net investment (ENI), excluding cash and equivalents

The reasons we use these non-GAAP financial measures and the reconciliations to their most directly comparable GAAP financial measures follow.

Average Total GECC Shareowner’s Equity, Excluding Effects of Discontinued Operations(a)

December 31 (In millions)	2011	2010	2009	2008	2007

Average total GECC shareowner's equity(b)	$73,852	$68,490	$64,689	$56,896	$55,143
Less the effects of the average net
investment in discontinued operations	5,033	13,935	17,546	9,425	9,008
Average total GECC shareowner's equity,
excluding effects of
discontinued operations(a)	$68,819	$54,555	$47,143	$47,471	$46,135

(a)	Used for computing return on average shareowner’s equity and return on average total capital invested (ROTC).

(b)	On an annual basis, calculated using a five-point average.

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Our ROTC calculation excludes earnings (losses) of discontinued operations from the numerator because U.S. GAAP requires us to display those earnings (losses) in the Statement of Earnings. Our calculation of average total GECC shareowner’s equity may not be directly comparable to similarly titled measures reported by other companies. We believe that it is a clearer way to measure the ongoing trend in return on total capital for the continuing operations of our businesses given the extent that discontinued operations have affected our reported results. We believe that this results in a more relevant measure for management and investors to evaluate performance of our continuing operations, on a consistent basis, and to evaluate and compare the performance of our continuing operations with the ongoing operations of other businesses and companies.

Ratio of Debt to Equity at GECC, Net of Cash and Equivalents and with
Classification of Hybrid Debt as Equity

December 31 (Dollars in millions)	2011	2010	2009

GECC debt	$443,097	$470,520	$493,324
Less cash and equivalents	76,702	60,257	62,575
Less hybrid debt	7,725	7,725	7,725
	$358,670	$402,538	$423,024

GECC equity	$77,110	$68,984	$70,833
Plus hybrid debt	7,725	7,725	7,725
	$84,835	$76,709	$78,558

Ratio	4.23:1	5.25:1	5.39:1

We have provided the GECC ratio of debt to equity on a basis that reflects the use of cash and equivalents to reduce debt, and with long-term debt due in 2066 and 2067 classified as equity. We believe that this is a useful comparison to a GAAP-based ratio of debt to equity because cash balances may be used to reduce debt and because this long-term debt has equity-like characteristics. The usefulness of this supplemental measure may be limited, however, as the total amount of cash and equivalents at any point in time may be different than the amount that could practically be applied to reduce outstanding debt, and it may not be advantageous or practical to replace certain long-term debt with equity. In the first quarter of 2009, GE made a $9.5 billion payment to our former parent, GECS, (of which $8.8 billion was further contributed to GECC through capital contribution and share issuance). Despite these potential limitations, we believe that this measure, considered along with the corresponding GAAP measure, provides investors with additional information that may be more comparable to other financial institutions and businesses.

GE Capital Ending Net Investment (ENI), Excluding Cash and Equivalents

	December 31,	January 1,
(In billions)	2011	2009

GECC total assets	$584.5	$661.0
Less assets of discontinued operations	1.7	25.1
Less non-interest bearing liabilities	61.4	85.4
GE Capital ENI	521.4	550.5
Less cash and equivalents	76.7	37.7
GE Capital ENI, excluding cash and equivalents	$444.7	$512.8

GE uses ENI to measure the size of its GE Capital segment. GE believes that this measure is a useful indicator of the capital (debt or equity) required to fund a business as it adjusts for non-interest bearing current liabilities generated in the normal course of business that do not require a capital outlay. GE also believes that by excluding cash and equivalents, it provides a meaningful measure of assets requiring capital to fund its GE Capital segment, as a substantial amount of this cash and equivalents resulted from debt issuances to pre-fund future debt maturities and will not be used to fund additional assets. Providing this measure will help investors measure how we are performing against our previously communicated goal to reduce the size of our financial services segment.

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